As Filed with the Securities and Exchange Commission on August 11, 2010 **
File 0-53915

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-12G/A
(Amendment No. 3 to Form 10)
GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934
NYTEX ENERGY HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	84-1080045 (I.R.S. Employer Identification No.)

12222 Merit Drive, Suite 1850, Dallas, Texas	75251
(Address of Principal Executive Offices)	(Zip Code)
(972) 770-4700
(Registrant’s telephone number, including area code)

Securities to be Registered Pursuant to Section 12(b) of the Act
None
Securities to Be Registered Pursuant to Section 12(g) of the Act

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock, par value $.001	N/A
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

Forward Looking Statements	2

Items 1 and 3. Business and Properties	3

Item 1A. Risk Factors	8

Item 2. Financial Information	11

Item 4. Security Ownership of Certain Beneficial Owners and Management	20

Item 5. Directors and Executive Officers	21

Item 6. Executive Compensation	22

Item 7. Certain Relationships and Related Transactions, and Director Independence	23

Item 8. Legal Proceedings	23

Item 9. Market Price of and Dividends on the Registrant’s Common Equity & Related Stockholder Matters	23

Item 10. Recent Sales of Unregistered Securities	24

Item 11. Description of Registrant’s Securities to be Registered	24

Item 12. Indemnification of Directors and Officers	25

Item 13. Financial Statements and Supplementary Data	26

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	26

Item 15. Financial Statements and Exhibits	27
(a) List of Financial Statements
(b) List of Exhibits

Where You Can Find More Information	28

Signatures	29
EX-2
EX-3.1
EX-3.2
EX-3.3
EX-4.1
EX-4.2
EX-9.1
EX-9.2
EX-10.1
EX-10.2
EX-10.3
EX-10.4
EX-10.5
EX-10.6
EX-10.7
EX-10.8
EX-10.9
EX-10.10
EX-10.11
EX-10.12
EX-10.13
EX-10.14
EX-10.15
EX-10.16
EX-10.17
EX-10.18
EX-10.19
EX-10.20
EX-16
EX-21
EX-22
EX-23
EX-24
EX-25

F-1

Forward-Looking Statements.
     The statements contained in all parts of this document, including, but not limited to, those relating to our schedule, targets, estimates or results of future drilling, including the number, timing and results of wells, budgeted wells, increases in wells, the timing and risk involved in drilling follow-up wells, expected working or net revenue interests, planned expenditures, prospects budgeted and other future capital expenditures, risk profile of natural gas and oil exploration, acquisition of 3-D seismic data (including number, timing and size of projects), planned evaluation of prospects, probability of prospects having natural gas and oil, expected production or reserves, increases in reserves, acreage, working capital requirements, hedging activities, the ability of expected sources of liquidity to implement our business strategy, future exploration activity, production rates, growth in production, development of new drilling programs, and all and any other statements regarding future operations, financial results, business plans and cash needs and other statements that are not historical facts are forward looking statements. When used in this document, the words “anticipate,” “budgeted,” “planned,” “targeted,” “potential,” “estimate,” “expect,” “may,” “project,” “believe” and similar expressions are intended to be among the statements that identify forward looking statements. Such statements involve risks and uncertainties, including, but not limited to, those relating to the current economic downturn and credit crisis, our dependence on our exploratory drilling activities, the volatility of natural gas and oil prices, the need to replace reserves depleted by production, operating risks of natural gas and oil operations, our dependence on our key personnel, factors that affect our ability to manage our growth and achieve our business strategy, technological changes, our significant capital requirements, the potential impact of government regulations, adverse regulatory determinations, litigation, competition, the uncertainty of reserve information and future net revenue estimates, property acquisition risks, availability of equipment, access to pipelines and gathering systems, weather, availability of financing, financial condition of our industry partners, ability to obtain permits and other factors detailed herein. Some of the factors that could cause actual results to differ from those expressed or implied in forward-looking statements are described under “Risk Factors” and in other sections of this Form. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement and we undertake no obligation to update or revise any forward-looking statement.

INFORMATION REQUIRED IN REGISTRATION STATEMENT
Items 1 and 3. Business and Properties.
     NYTEX Energy Holdings, Inc. (hereinafter, the “Registrant”) is an energy holding company with operations centralized in two subsidiaries, NYTEX Petroleum, Inc. (“NYTEX Petroleum”), an exploration and production company concentrating on the acquisition and development of crude oil and natural gas reserves, and Supreme Oilfield Services, Inc. (“Supreme Oilfield”), a holding company, which owns majority interest in Supreme Vacuum Services, Inc. (“Supreme Vacuum”), an oilfield fluid service company located in South Texas, specializing in drilling and production fluids transportation, sales and storage. The Registrant was incorporated on January 19, 1988, as Kismet, Inc. It conducted no operations until October 31, 2008, at which time its newly-formed and wholly-owned subsidiary, NYTEX Petroleum acquired the business and operations of NYTEX Petroleum, LLC (“NYTEX Petroleum LLC”), a Texas limited liability corporation (hereinafter, the “Merger”). On December 30, 2008, the Registrant’s newly-formed and wholly-owned subsidiary, Supreme Oilfield, acquired a 68.68% interest in Supreme Vacuum Services, Inc., a Texas corporation. In May 2009, the Registrant’s interest in Supreme Vacuum Services, Inc. was increased to 71.18%.
     The Registrant and its subsidiaries are headquartered in Dallas, Texas.
NYTEX Petroleum
     NYTEX Petroleum’s predecessor, NYTEX Petroleum LLC, was engaged in fee-based administrative and management services related to crude oil and natural gas properties. It also engaged in the acquisition, generation, promotion, development, exploration and participation in the drilling and production of oil and gas properties directly, through affiliations with independent operating partners and by acquiring participations in properties that are potential resources for the production of oil and gas.
     In April 2009 the Registrant’s exploration and production strategy became increasingly focused on the acquisition and development of primarily crude oil producing properties, on which operations can be assumed, containing proved developed producing (“PDP”) shallow, long-life oil reserves; proved developed non-producing (“PDNP”) and proved developed behind pipe (“PDBP”) reserves to exploit in existing wells; and proved undeveloped (“PUD”) and probable reserves for infield drilling programs. The Registrant also continues to consider the acquisition of operated and non-operated ownership in natural gas and resource plays including shales and coalbeds but to a lesser extent until natural gas prices increase to more profitable levels.
Acquisitions and Agreements
     Panhandle Field Producing Property. On August 1, 2009, NYTEX Petroleum acquired and took over the operations of 75% of certain producing oil and gas leaseholds in the Texas panhandle for $700,000. The acquisition was privately financed through six-month bridge loan agreements bearing 12.5% cash interest for the six-month period, or 25% per annum, payable at maturity, together with an accommodation fee in the form of 118,750 shares of Registrant common stock (the “Bridge Loans”). The Bridge Loans were acquired from four non-management stockholders and one non-management, non-stockholder, none of whom are affiliates of the Registrant as defined by Rule 12b-2 of the Exchange Act, for an aggregate of $950,000. The Bridge Loans matured on January 31, 2010, as more fully described below.
     The Bridge Loans are secured by the Panhandle Field Producing Property, its leasehold rights, and its production and equipment. The Bridge Loans were originally planned to be for $850,000, but were oversubscribed by $100,000, which increased the loan proceeds to a total of $950,000. The total loan proceeds were used for the Panhandle Field Producing Property, its initial development costs and working capital purposes. The property consists of 18 producing wells on 320 acres. As the new operator, NYTEX Petroleum has begun to perform technically proven fracture stimulations known as “refracs” on approximately 10 of the existing wells and has successfully completed the first refrac and has put it into commercial oil production. NYTEX Petroleum also plans to drill 15 locations beginning in the forth quarter of 2010 and 13 additional drilling locations targeting the Red Cave formation at a depth of 2,400 feet beginning in mid 2011. The property lies within the vast Panhandle Field that extends into Oklahoma and Kansas, which since its discovery in 1918, has produced approximately 1.1 billion barrels of oil and 36 trillion cubic feet of gas, all at depths above 3,000 feet. Currently 10 of the Registrant’s wells are in production with an average combined rate of 25 barrels of oil per day and 45 thousand cubic feet of gas per day.
     From January through May 31, 2010, the Registrant sold a total 43.80% share of its 75% working interest in the Panhandle Field Producing Property for $859,408. The Registrant utilized the sale proceeds to repay $327,612 of Bridge Loan principal and $25,000 of Bridge Loan interest, with the remaining proceeds applied towards general working capital purposes. Also during this period, the Registrant transferred a 3.03% share of its working interest in the Panhandle Field Producing Property in exchange for the reduction of Bridge Loan principal of $62,388 and as part of this same transaction, the Bridge Loan holder contributed their share of development funds for the recently acquired 3.03% working interest in the Panhandle Field Producing Property via reductions of amounts due them from the Registrant for Bridge Loan principal and accrued interest of $37,612 and $12,500, respectively. As of July 26, 2010, the Registrant owed $560,000 of principal and approximately $141,208 interest on the Bridge Loans that matured on July 29, 2010. The Registrant is now in negotiations with the debt holders to further extend the Bridge Loan agreements for an additional six months. The Registrant is in negotiations to sell an additional 20.87% of its remaining 28.17% working interest for approximately $428,700. These additional proceeds will be used to pay down the balances of the Bridge Loan principal and interest. The Registrant will retain a 7.3% working interest along with a 7.3% carried working interest on the first four refracs’ and the first two PUD’s of the intended development project that we expect to begin drilling in late 2010 or early 2011.
     Bluff Creek. On September 15, 2009, NYTEX Petroleum executed a letter of intent with Bluff Creek Petroleum to purchase a 100% working interest in a 1,045 acre producing oil property in southeast Jones County, Texas. The property consists of 15 producing oil wells, 6 shut-in wells, 2 water supply wells and 1 injection well, currently generating $75,000 per month in net revenue from 50-55 barrels of oil per day. In addition to the PDP reserves the property has potential development in the form of 20 PDBPs, 58 PUDs, 27 probable drilling locations and secondary reserves through waterflood targeting the Bluff Creek and Fry sands. NYTEX Petroleum paid $50,000 earnest money to Bluff Creek Petroleum with the balance of $4,950,000 due at closing. The original closing date was set for December 15, 2009, but was amended to close on December 22, 2009. The Registrant was unable to obtain the necessary funding to close by December 22, 2009, therefore the letter of intent expired and the $50,000 earnest money was forfeited. The Registrant and Bluff Creek Petroleum have entered into a verbal, non-exclusive agreement to purchase the property for the reduced price of $3,500,000 on a best effort and subject to prior sale basis. The Registrant currently is marketing the property as an acquisition and development project to prospective industry partners, with negotiable terms, which may include a cash profit, a carried working interest and a back-in after payout.
     Lakeview Shallow Prospect. In mid-2008, NYTEX Petroleum purchased from Davis Operating a 20% non-operating working interest in the Lakeview Shallow Prospect, a 12,000± acre coalbed methane (“CBM”) gas field drilling project in southeastern Oklahoma, and participated in nine wells which were drilled and completed for a net cost to NYTEX Petroleum of $819,000. The terms of the participation agreement calls for NYTEX Petroleum to pay $60.00 per acre for each 160 acre unit on which each gas well is drilled, and for NYTEX Petroleum to have the right to participate for a 20% working interest in additional gas wells proposed by Davis Operating in the entire Lakeview Shallow project. The first nine wells in the Lakeview Shallow Prospect were drilled in mid-2008 when costs for drilling and tubular goods were at peak prices. The actual cost exceeded the budgeted amount by 37%. NYTEX Petroleum is now in negotiations with the operator to reduce its position in the project by 20% which represents the remaining balance owed of $150,377. If this negotiation is successful, this will eliminate the payable. The Registrant reported a non-cash impairment of $499,219 which is reflected in the 2008 consolidated financial statements.
     On May 19, 2010, NYTEX Petroleum entered into an Oil Containment Rental Agreement (“Simpson Agreement”) with Simpson Environmental Resources, Inc. (“Simpson”) to rent segments of oil containment boom (“Boom”) to Simpson to be used in the Gulf of Mexico waters to contain the BP Global oil spill under Simpson’s master service or rental agreements with general contractors of BP Global, state governments or other entities. NYTEX Petroleum has also entered into binding agreements with manufacturer’s representatives to deliver boom from boom manufacturing plants to Simpson in mutually agreed amount of linear footages, at mutually agreed delivery locations and at mutually agreed time periods. The terms of the agreement between NYTEX Petroleum and Simpson state that Simpson will pay NYTEX Petroleum100% of the rental payment amounts Simpson collects from the contractors for the NYTEX boom until such point and time that NYTEX Petroleum has received 100% of its cost of the delivered NYTEX boom from said rental payments referred to as payout. After payout, the rental payment income will be split 50% to Simpson and 50% to NYTEX Petroleum for the remaining period that the boom is in service under such rental contracts.
     To fund the purchases of boom, NYTEX Petroleum entered into agreements with outside participants (“Participants Agreements”) to purchase boom and rent it pursuant to the terms of the Simpson Agreement. The Participant Agreement provides for the participant to receive 100% of the Contractor Payments remitted by Simpson to NYTEX Petroleum until such time that the participant has recovered 100% of their cost of the delivered boom (referred to as “Participant Payout”). After Participant Payout is achieved, subsequent Contractor Payments received by Simpson and remitted to NYTEX Petroleum will be split as follows: 60% to the participant, 20% to NYTEX Petroleum, and 20% to DMCG, Inc., who brought the project, Simpson and boom manufacturers’ representatives to NYTEX Petroleum. At this time, there can be no determination on the actual amount of containment boom that will be used or the length of time that the boom is in use, therefore there can be no actual estimates of the proceeds that will be derived by NYTEX Petroleum from the program.
Oil and Natural Gas Reserves
     The following table summarizes our oil and gas production revenue and costs, our productive wells and acreage, undeveloped acreage and drilling activities for each of the last three years ended December 31:,

	2009	2008	2007
Production
Average sales price per mcf	$5.61	$9.28	$8.01
Average sales price per bbl	$66.71	$91.65	$65.31
Average production cost per mcfe	$39.97	$5.90	$1.50
Net oil production (bbl)	1,666	251	182
Net gas production (mcf)	8,468	4,212	2,946
Productive wells - oil
Gross	12	2	1
Net	12	2	1
Productive wells - gas
Gross	21	17	3
Net	21	17	3
Developed acreage
Gross	5,485	5,157	3,717
Net	541	301	13
Undeveloped acreage
Gross	12,000	12,000	—
Net	2,400	2,400	—
Drilling activity
Net productive exploratory wells drilled	—	10	11
Net dry exploratory wells drilled	—	1	2
     The following tables set forth the Registrant’s estimated net proved oil and natural gas reserves and the PV-10 value of such reserves as of December 31, 2009. Table 1 shows NYTEX’s net proved oil and gas reserves and future discounted net revenues. This table includes the NYTEX non-operated properties, Lakeview Shallow Prospect properties and the Panhandle Field Producing Properties. Table 1A shows the same reserves but with a barrel of oil equivalent calculation (BOE equals 6 Mcf to 1 Bbl).
     NYTEX Miscellaneous Non-Operated properties undeveloped reserves consist of one new drill in Archer Co., Texas which is a planned Mississippian and Caddo reservoir target and one recompletion in Kenedy Co., Texas which is a planned Frio sand reservoir target.
     NYTEX Panhandle Producing Property undeveloped reserves were established on August 1, 2009, where NYTEX acquired and took over the operations of 75% of certain producing oil and gas leaseholds in the Texas Panhandle. The property consists of 10 producing wells on 328 acres in two main counties in the Texas Panhandle. NYTEX plans to drill 28 locations targeting the Red Cave formation at a depth of 2,400 feet. As the new operator, for the PDnP reserves NYTEX Petroleum has begun to perform technically proven Refracs of the Red Cave on approximately 10 of the existing wells and has successfully completed the first refrac and has put it into commercial oil production in October 2009.
     NYTEX Panhandle Producing Property has a total of 32 drilling locations, which include the 28 locations targeting the Red Cave formation noted above and 4 locations targeting the Panhandle Lime formation.
     The reserve data, present value, and engineering report with respect to the Registrants proved oil and gas reserves as of December 31, 2009 was prepared by the Registrant’s petroleum engineer, Jason Lacewell, Vice President of Exploration and Production, who has 15 years experience in the oil and gas industry. Mr. Lacewell began his oil and gas career in 1995 when he was employed by Marathon Oil where he worked in drilling, production and reservoir engineering. Mr. Lacewell has a Masters degree in Petroleum Engineering from Texas A&M University, a Masters degree in Environmental Science from North Texas University and undergraduate degrees in Biology and Chemistry. Mr. Lacewell has direct and ongoing operational and prospect development experience in the following reservoir types of producing basins: Bakkan Shale, Barnett Shale, Haynesville Shale, Woodford Shale, Coalbed-Methane Plays, Permian Basin, continental and offshore Gulf of Mexico, and others. Mr. Lacewell, responsible for preparing the reserve estimates, meets the requirements regarding qualifications, objectivity and confidentiality set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers. Mr. Lacewell has no equity ownership in any of the Registrants oil and gas properties, nor does he receive any compensation based on the volume of reserves that he projects in his reservoir studies.
     The PV-10 value was prepared using constant prices as of the calculation date, discounted at 10% per annum on a pretax basis, and is not intended to represent the current market value of the estimated oil and natural gas reserves owned by NYTEX Petroleum. For further information concerning the present value of future net revenues from these proved reserves, see Supplemental Oil & Gas Data in the December 31, 2009 Notes to Consolidated Financial Statements.

     Management maintains internal controls designed to provide reasonable assurance that the estimates of proved reserves are computed and reported in accordance with the rules and regulations provided by the SEC. As stated above, the Company retained Mr. Lacewell to prepare estimates of the Company’s oil and gas reserves. Management works closely with Mr. Lacewell and is responsible for providing accurate operating and technical data to him. Management reviews the final reserves estimate and, if necessary, discusses the process used and findings with Mr. Lacewell. Michael Galvis, our CEO, is primarily responsible for overseeing the preparation of the reserve estimates who has over 26 years of experience in the oil and gas industry. Numerous uncertainties exist in estimating quantities of proved reserves. Reserve estimates are imprecise and subjective and may change at any time as additional information becomes available. Furthermore, estimates of oil and gas reserves are projections based on engineering data. There are uncertainties inherent in the interpretation of this data as well as the projection of future rates of production. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment.
     We believe NYTEX Petroleum has taken all necessary steps to fully comply with Rule 4-10(a) of Regulation S-X for oil and gas reserves.
TABLE 1
TOTAL PROVED RESERVES (12/31/2009 as of date)

	Net Proved Developed			Net Proved Undeveloped			Net Total Proved
	PDP & PDnP			PUD			PDP, PDnP & PUD
NYTEX Petroleum Properties	Oil (bbl)	Gas (mcf)	PV 10 ($) (1) (2)	Oil (bbl)	Gas (mcf)	PV 10 ($) (1) (2)	Oil (bbl)	Gas (mcf)	PV 10 ($) (1) (2)
Misc. Non-Operated	1,400	25,380	59,970	1,290	0	36,570	2,690	25,380	96,540
Lakeview Shallow	0	205,980	198,690	0	0	0	0	205,980	198,690
Panhandle Field	120,220	222,300	3,381,050	0	0	0	120,220	222,300	3,381,050

TOTALS:	121,620	453,660	3,639,710	1,290	0	36,570	122,910	453,660	3,676,280

TABLE 1A

TOTAL PROVED RESERVES WITH BOE (12/31/2009 as of date, 6 mcf per barrel of oil)

	Net Proved Developed			Net Proved Undeveloped			Net Total Proved
	PDP & PDnP			PUD			PDP, PDnP & PUD
NYTEX Petroleum Properties	Oil (bbl)	Gas (mcf)	BOE	Oil (bbl)	Gas (mcf)	BOE	Oil (bbl)	Gas (mcf)	BOE
Misc. Non-Operated	1,400	25,380	5,670	1,290	0	1,290	2,690	25,380	6,960
Lakeview Shallow	0	205,980	34,330	0	0	0	0	205,980	34,330
Panhandle Field	120,220	222,300	157,270	0	0	0	120,220	222,300	157,270

TOTALS:	121,620	453,660	197,270	1,290	0	1,290	122,910	453,660	198,560

(1)	The PV-10 value as of December 31, 2009 is pre-tax and was determined utilizing an average 2009 WTI posted oil price of $61.08 per Bbl of oil and an average 2009 Henry Hub spot market natural gas price of $4.24 per MCF. Management believes that the presentation of PV-10 value may be considered a non-GAAP financial measure as defined in Item 10(e) of Regulation S-K. Therefore, we have included a reconciliation of the measure to the most directly comparable GAAP financial measure (standardized measure of discounted future net cash flows in footnote (2) below). Management believes that the presentation of PV-10 value provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and gas companies. Because many factors that are unique to each individual company may impact the amount of future income taxes to be paid, the use of the pre-tax measure provides greater comparability when evaluating companies. It is relevant and useful to investors for evaluating the relative monetary significance of NYTEX Petroleum’s oil and natural gas properties. Further, investors may utilize the measure as a basis for comparison of the relative size and value of NYTEX Petroleum’s reserves to other companies. Management also uses this pre-tax measure when assessing the potential return on investment related to its oil and natural gas properties and in evaluating acquisition candidates. The PV-10 value is not a measure of financial or operating performance under GAAP, nor is it intended to represent the current market value of the estimated oil and natural gas reserves owned by NYTEX Petroleum. PV-10 value should not be considered in isolation or as a substitute for the standardized measure of discounted future net cash flows as defined under GAAP.

(2)	Future income taxes and present value discounted (10%) future income taxes were $1,122,580 and $942,760, respectively. Accordingly, the after-tax PV-10 value of Net Total Proved Reserves (or “Standardized Measure of Discounted Future Net Cash Flows”) is $2,733,520.

Supreme Vacuum
     Supreme Oilfield is the Registrant’s oilfield services division. Through its majority-owned subsidiary, Supreme Vacuum’s fleet of vacuum pump installed tank trucks and trailer mounted tanks provides on-site removal of salt water and other fluids that are generated as a by-product of normal drilling operations during the post fracture stimulation flowback operations and as a by-product of oil and gas production and their removal to state-approved disposal locations. It also provides fluids such as fresh and salt water for downhole drilling and workover operations as well as facilities for onsite fluid storage and then removal of the spent fluids to state-approved disposal facilities.
     The Registrant has developed vertical integration strategies for proposed oilfield fluid services acquisitions to provide expanded opportunities for growth. The proposed vertical integration is planned to combine the complementary oilfield fluid services of (1) saltwater disposal and skim oil facilities, (2) new and reconditioned drilling mud sales and services and (3) saltwater and drilling mud hauling services.
     In June 2009, Supreme Vacuum completed construction of its mud reconditioning facility and sales of reconditioned drilling mud commenced and are continuing currently. The facility’s feed stock of used drilling mud is collected by Supreme Vacuum by either getting paid to haul off used drilling mud from drillsites after wells are drilled, or sometimes hauls off used drilling mud at no cost and delivering the mud to the facility’s holding tanks. As oil and gas operators or drilling contractors request reconditioned drilling mud at various mud weights (viscosities), Supreme Vacuum will prepare the requested amounts of reconditioned mud at the requested weights, by adding more dry mud to the mixtures and deliver to the customer in its tank trucks. Supreme Vacuum has the only fully operational mud reconditioning facility in the South Texas Eagleford Shale play, which is currently experiencing an increase in drilling activities. Therefore, the facility is currently turning its inventory soon after it is collected.
Item 1A. Risk Factors
Lack of Market for Our Common Stock
     There is no market for our shares of Common Stock or other securities and there is no assurance that one will develop in the future, or if developed, will provide a vehicle in which stockholders may be able to sell their shares or other securities. We do not currently intend to list our shares for trading on any national securities exchange and we do not expect to have our shares traded on NASDAQ. Any investment in our shares or other securities should therefore be considered highly illiquid.
Lack of Profitable Operations
     We have not operated at a profit since our incorporation. In addition, we have a substantial working capital deficit, which was $1,702,446 at March 31, 2010. We do not believe that we will be able to operate profitably in the near future. Furthermore, unless market conditions in the oil and gas industry improve substantially there can be no assurance that we will be able to operate at a profit at any time in the foreseeable future. Unless our operations become profitable, our working capital deficit will increase which will impact, among other things, our ability to raise capital to continue our current operations.
Voting Control of the Registrant and Supreme Oilfield
     Our President and Chief Executive Officer is the beneficial owner of 52.0% of our issued and outstanding shares of Common Stock. As such he can control the outcome of any issue which requires a vote of the stockholders of our company. Furthermore, the founding members of Supreme Vacuum have a voting trust agreement which gives them the power to vote over a majority of the shares of Supreme Vacuum. Thus, the founding members of Supreme Vacuum have the power to control any matter requiring the approval of a majority of the shares of Supreme Vacuum Common Stock, even though the Registrant owns a majority of the issued and outstanding shares of Supreme Vacuum Common Stock.
The global financial and credit crisis may have impacts on our liquidity and financial condition that we currently cannot predict
     The continued credit crisis and related turmoil in the global financial system may have a material impact on our liquidity and our financial condition, and we may ultimately face major challenges if conditions in the financial markets do not improve. Our ability to access the capital markets or borrow money may be restricted or made more expensive at a time when we would like, or need, to raise capital, which could have an adverse impact on our flexibility to react to changing economic and business conditions and on our ability to fund our operations and capital expenditures in the future. The economic situation could have an impact on our lenders or customers, causing them to fail to meet their obligations to us, and on the liquidity of our operating partners, resulting in delays in operations or their failure to make required payments. Additionally, the current economic situation could lead to further reductions in the demand for natural gas and oil, or further reductions in the prices of natural gas and oil, or both, which could have a negative impact on our financial position, results of operations and cash flows. While the ultimate outcome and impact of the current financial crisis cannot be predicted, it may have a material adverse effect on our future liquidity, results of operations and financial condition.
Natural gas and oil prices are highly volatile and have declined significantly since mid-2008
     Since mid-2008, publicly quoted spot natural gas and oil prices have declined significantly from record levels in July 2008 of approximately $145.31 per Bbl (West Texas Intermediate) and $11.87 per Mcf (WAHA), to approximately $61.08 per Bbl and $4.24 per Mcf as of December, 2009, but have risen recently to approximately $74.00 per Bbl and $4.36 per Mcf as of May 31, 2010. In the past, some oil and gas companies have curtailed production to mitigate the impact of low natural gas and oil prices. We may determine to shut down a portion of any production as a result of the decrease in prices. The decrease in natural gas and oil prices has had a significant impact on our planned capital expenditures. Further declines in natural gas and oil prices or a prolonged period of low natural gas and oil prices may materially adversely affect our financial condition, liquidity, ability to finance planned capital expenditures and results of operations.
     Our current and proposed future operations, as well as the carrying value of our properties, are substantially dependent on prevailing prices of natural gas and oil. Historically, the markets for natural gas and oil prices have been volatile, and those markets are likely to continue to be volatile in the future. It is impossible to predict future natural gas and oil price movements with certainty. Prices for natural gas and oil are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for natural gas and oil, market uncertainty and a variety of additional factors beyond our control. These factors include the level of consumer product demand, overall economic conditions, weather conditions, domestic and foreign governmental relations, regulations and taxes, the price and availability of alternative fluids, political conditions, the level and price of foreign imports of oil and liquefied natural gas; and the ability of the members of OPEC to agree upon and maintain production constraints and oil price controls.
     These same factors that will impact our exploration and development division will also impact the operations and profitability of our oilfield fluid services division. The purchase of additional tank trucks to pump drilling and production fluids for operational wells may be impacted by economic conditions and our ability to obtain requisite financing. The acquisition of companies involved in similar activities may have to be significantly reduced or curtailed if we do not have sufficient cash to complete the acquisitions. The price of natural gas and oil may result in some of our customers curtailing operations which would impact the profitability of our oilfield fluid services operations. The profitability of any commercial saltwater disposal/slim oil facility we may acquire could also be affected by the prevailing prices of natural gas and oil and the curtailment of the operations of existing and future customers.
Ability to retain key employees and experienced engineers
     We depend to a large extent on the services of certain key management personnel, including our executive officers and other key employees, the loss of any of who could have a material adverse effect on our operations. We have entered into employment agreements with our key employees as a way to assist in retaining their services and motivating their performance. We anticipate maintaining key-man life insurance with respect to our CEO. Our success will be dependent on our ability to continue to employ and retain skilled technical personnel.
Reserve data are estimates based on assumptions that may be inaccurate
     There are uncertainties inherent in estimating natural gas and oil reserves and their estimated value, including many factors beyond the control of the producer. Reservoir engineering is a subjective and inexact process of estimating underground accumulations of natural gas and oil that cannot be measured in an exact manner and is based on assumptions that may vary considerably from actual results.

     Accordingly, reserve estimates and actual production, revenue and expenditures likely will vary, possibly materially, from estimates. Additionally, there recently has been increased debate and disagreement over the classification of reserves, with particular focus on proved undeveloped reserves. Changes in interpretations as to classification standards or disagreements with our interpretations could cause us to write down these reserves.
     The extent to which we can benefit from successful acquisition and development activities or acquire profitable oil and natural gas producing properties with development potential is highly dependent on the level of success in finding or acquiring reserves.
We have substantial capital requirements
     We have experienced and expect to continue to experience substantial capital needs as a result of our active acquisition and development programs. We expect that additional external financing will be required in the future to fund our growth. We may not be able to obtain additional financing whether in the form of equity capital or borrowings. Even if additional capital becomes available, it may not be on terms acceptable to us. Without additional capital resources, we may be forced to limit or defer a significant portion of our operations, acquisitions and development activities and our planned oilfield services expansion.
We face strong competition
     We encounter competition from other natural gas and oil companies in all areas of our operations, including acquisitions and development, obtaining the services of experienced engineers and finding viable industry partners. Our competitors include major integrated natural gas and oil companies and numerous independent natural gas and oil companies. Many of our competitors are large, well-established companies that have been engaged in the natural gas and oil business much longer than NYTEX has and possess substantially larger operating staffs and greater capital resources than we do. These companies may be able to pay more for productive natural gas and oil properties and may be able to define, evaluate, bid for and purchase a greater number of properties than our financial or human resources permit. In addition, these companies may be able to expend greater resources on the existing and changing technologies that we believe are and will be increasingly important to attaining success in the industry. Such competitors may also be in a better position to secure oilfield services and equipment on a timely basis or on favorable terms. We may not be able to conduct our operations, evaluate and select suitable properties and consummate transactions successfully in this highly competitive environment.
     The natural gas and oil industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. As others use or develop new technologies, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement or participate in those new technologies at substantial cost. In addition, other natural gas and oil companies may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we can. We may not be able to respond to these competitive pressures and implement new technologies on a timely basis or at an acceptable cost. If one or more of the technologies we use now or in the future were to become obsolete or if we are unable to use the most advanced commercially available technology, our business, financial condition and results of operations could be materially adversely affected.
     While our oilfield services division is seeking to advance state-of-the-art fresh water conservation technologies there can be no assurance that such a goal will be achieved.
We are subject to various governmental regulations and environmental risks
     Natural gas and oil operations are subject to various federal, state, local and foreign government regulations that may change from time to time. Matters subject to regulation include discharge permits for drilling operations, plug and abandonment bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties and taxation. Other federal, state and local laws and regulations relating primarily to the protection of human health and the environment apply to the development, production, handling, storage, transportation and disposal of natural gas and oil, by-products thereof, oilfield fluids, and other substances and materials produced or used in connection with natural gas and oil operations. In addition, we may be liable for environmental damages caused by previous owners of property we purchase or lease. As a result, we may incur substantial liabilities to third parties or governmental entities and may be required to incur substantial remediation costs. We also are subject to changing and extensive tax laws, the effects of which cannot be predicted. Compliance with existing, new or modified laws and regulations could have a material adverse effect on our business, financial condition and results of operations.
     The natural gas and oil business involves operating hazards such as well blowouts; mechanical failures; explosions; uncontrollable flows of oil, natural gas or well fluids; fires; geologic formations with abnormal pressures; pipeline ruptures or spills; releases of toxic gases; and other environmental hazards and risks. Any of these hazards and risks can result in the loss of hydrocarbons, environmental pollution, personal injury claims and other damage to our properties and the property of others.
We may experience difficulty in achieving and managing future growth
     Growth of our operations may place strains on our financial, technical, operational and administrative resources and cause us to rely more on independent contractors, possibly negatively affecting our financial condition and results of operations. Our ability to grow will depend on a number of factors, including, our ability to identify and acquire new oil and natural gas properties and oilfield service companies, to continue to retain and attract skilled personnel, and to maintain or enter into new relationships with independent contractors. Growth will also be dependent upon results of acquisition and development programs, hydrocarbon prices and access to capital.
Item 2. Financial Information
Selected Financial Data
     The selected financial data presented below has been derived from the audited financial statements of the Registrant for the years ended December 31, 2009 and 2008 and from the unaudited financial statements of the Registrant for the three months ended March 31, 2010 and 2009.

	Three months ended		Years ended
	March 31,		December 31,
	2010	2009	2009	2008
Statement of operations data:
Revenues	$88,747	$223,425	$567,559	$1,028,675
Operating costs, excluding depletion and depreciation	42,652	10,810	479,367	717,122
Depletion and depreciation	14,674	7,029	83,457	12,832
General and administrative, excluding depletion and depreciation	452,273	575,754	2,294,597	3,531,854
Gain on sale of assets	(293,970)	—	—	—

Loss from operations	(126,882)	(370,168)	(2,289,862)	(3,233,133)
Other expense, net	(175,070)	(109,177)	(1,067,634)	(115,863)

Net loss	$(301,952)	$(479,345)	$(3,357,496)	$(3,348,996)

	March 31,	December 31,
	2010	2009	2008
Balance sheet data:
Current assets	$76,082	$100,260	$334,579
Property and equipment, net	796,861	1,075,468	395,384
Investments in unconsolidated subsidiaries	1,463,066	1,479,159	2,093,197
Other assets	56,883	68,640	4,355

Total assets	2,392,892	2,723,527	2,827,515

Current liabilities, excluding long-term debt and debt - related party	989,451	887,065	715,149
Long-term debt	762,435	963,170	—
Debt - related party	192,000	195,000	295,000
Other liabilities	27,449	40,883	—

Total liabilities	1,971,335	2,086,118	1,010,149

Stockholders’ equity	421,557	637,409	1,817,366
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Results of Operations
     Three months ended March 31, 2010 compared to the three months ended March 31, 2009
     Revenues decreased $134,678, or 60%, for the three months ended March 31, 2010 over the comparable period in 2009 primarily due to a decrease in administration fees of $183,559. This decrease was attributable to a shift in the Registrant’s business strategy towards building revenue-producing assets through proved properties and producing operations with less reliance upon fees earned for managing investment projects within the oil and gas industry. Coinciding with this shift in strategy, revenues from crude oil and natural gas sales increased $59,743 for the three months ended March 31, 2010 over the comparable period in 2009, partially offsetting decreases in other revenue sources.
     Operating costs, excluding depletion and depreciation, increased $31,842, or 295%, for the three months ended March 31, 2010 over the comparable period in 2009 primarily due to an increase in lease operating expenses related to the acquisition of the Panhandle Field Producing Property in August 2009.
     Depletion and depreciation increased $7,645, or 109%, for the three months ended March 31, 2010 over the comparable period in 2009 primarily due to depletion on the Panhandle Field Producing Property acquired in August 2009.
     General and administrative, excluding depletion and depreciation, decreased $123,481, or 21%, for the three months ended March 31, 2010 as compared to 2009 primarily due to a decrease in third party consulting and geological services totaling $116,828, the result of the Registrant’s focus on maintaining existing properties in 2010 as opposed to the discovery of new properties as in 2009.
     Gain on sale of assets increased $293,970 for the three months ended March 31, 2010 as compared to 2009, resulting from the Registrant’s sale of a portion of its interest in the Panhandle Field Producing Property acquired in August 2009.
     Other expense, net increased $65,893, or 60%, for the three months ended March 31, 2010 as compared to 2009, primarily related to interest expense on the Bridge Loan agreements entered in July 2009.

     Year ended December 31, 2009 compared to the year ended December 31, 2008
     Revenues decreased $461,116, or 45%, for the year ended December 31, 2009 over the comparable period in 2008 primarily due to a decrease in administration fees of $610,743. This decrease was attributable to a shift in business strategy towards building revenue-producing assets through proved properties and producing operations with less reliance upon fees earned for managing investment projects within the oil and gas industry. Coinciding with this shift in strategy and partially offsetting decreases in other revenue sources, crude oil and natural gas revenues increased $162,793 for the year ended December 31, 2009 over the comparable period in 2008.
     Operating costs, excluding depletion and depreciation, decreased $237,755, or 33%, for the year ended December 31, 2009 over the comparable period in 2008 primarily due to a decrease of $351,745 related to non-cash impairment charges taken when the Registrant’s analysis of its oil and gas properties indicated that certain proved properties were impaired, in that their carrying value was greater than fair value. To a lesser extent, dry hole expense decreased $140,935 from 2008 to 2009 due to less exploratory drilling by the Registrant. Offsetting these decreases, lease operating and workover costs increased $254,925 due to operating costs associated with the Panhandle Field Producing Property acquired in August 2009.
     Depletion and depreciation increased $70,625, or 550%, for the year ended December 31, 2009 over the comparable period in 2008. The increase was primarily due to initial depletion on the Lakeview Shallow Prospect wells acquired in 2008 that began producing in 2009 as well as the Panhandle Field Producing Property leaseholds acquired in August 2009.
     General and administrative, excluding depletion and depreciation, decreased $1,237,257, or 35%, for the year ended December 31, 2009 as compared to 2008. The Registrant recorded stock-based compensation expense in 2008 of $2,107,924 for shares issued to two executives in conjunction with the Merger. There was no such stock-based compensation charge recognized in the comparable 2009 period. Partially offsetting this decrease were increases in salaries and benefits and professional fees. Salaries and benefits increased $588,417 primarily due to increases in executive management salaries, the addition of new employees and a new group insurance program. Professional fees increased $279,602 due to public offering-related accounting, audit and legal services.
     Other expense, net increased $951,771, or 821%, for the year ended December 31, 2009 over the comparable period in 2008 primarily due to the full year impact of the Registrant’s proportionate share of the net losses in its unconsolidated subsidiary, Supreme Vacuum. The net loss attributable to the Registrant’s interest in Supreme Vacuum was $828,169 in 2009 as compared to $80,598 during 2008. In addition, the Registrant recognized interest expense of $157,786 during 2009 related to the Bridge Loan agreements. The Bridge Loans were not outstanding during 2008.
Liquidity and Capital Resources
     The Registrant’s working capital needs have historically been satisfied through equity investments from private investors and more recently through the sale of assets. Historically, the primary use of cash for the Registrant has been to pay for investments such as Supreme Vacuum, the Lakeview Shallow Prospect and the Panhandle Field Producing Property, as well as general working capital requirements.
     Since inception, the Registrant has incurred significant net losses from operations, with an accumulated deficit as of March 31, 2010 of $7,595,106. Currently, we do not have an established source of revenues sufficient to cover our operating costs. We cannot be certain that our existing sources of cash will be adequate to meet our liquidity requirements. To meet our present and future liquidity requirements, we are continuing to seek additional funding through private placements, sales of assets, conversion of payables into common stock, collections on accounts receivable, and through additional acquisitions that have sufficient cash flow to fund subsidiary operations. There can be no assurance that we will be successful in obtaining more debt and/or equity financing in the future or that our results of operations will materially improve in either the short-term or the long-term. If we fail to obtain such financing and improve our results of operations, we will be unable to meet our obligations as they become due.
     As of March 31, 2010, the Registrant had cash and cash equivalents of $0, and working capital (measured by current assets less current liabilities) was a deficit of $1,702,446. During the year ended December 31, 2009, the

Registrant raised $2,107,002 through the issuance of equity. Furthermore, from January 1, 2010 through March 31, 2010, the Registrant raised an additional $86,100 through the sale of 87,400 shares of common stock and $481,445 through the sale of a portion of its interest in the Panhandle Field Producing Property. These proceeds were used for general working capital purposes, the repayment of the Bridge Loans and further development of the Panhandle Field Producing Property.
     In March 2006, NYTEX Petroleum LLC entered into a $400,000 revolving credit facility (“Facility”) with one of its founding members to be used for operational and working capital needs. In August 2008, the revolving nature of the Facility was terminated, with the then unpaid principal balance of $295,000 on the Facility effectively becoming a note payable to the non-executive founding member. The Facility continued to bear interest, to be paid monthly, at 6% per annum, be secured by the assets of NYTEX Petroleum LLC (now NYTEX Petroleum) and be personally guaranteed by NYTEX Petroleum LLC’s two founding members. Then in May 2009, the Facility was further amended such that principal and any unpaid interest on the note payable to the non-executive founding member are to be paid in full upon completion of the Registrant’s $5,850,000 private placement of common stock, which had not occurred as of February 18, 2010. At that time the letter agreement was further amended, requiring monthly principal payments of $3,000 plus interest for eighteen months beginning March 1, 2010 and ending September 1, 2011. At the end of the eighteen-month period, the remaining principal balance and any unpaid interest are due in a lump sum. There is no penalty for early payment of principal. In addition, upon reaching a total of $6,000,000 in proceeds under the private placement offering, five percent (5%) of any funds raised above $6,000,000 will be paid as additional principal at the end of each quarter until such time that the note is paid in full. As of March 31, 2010, the Registrant had raised $5,838,102 under its private placement, and the amount outstanding under the Facility was $192,000. As of March 31, 2010, the Registrant has no other available credit facility.
     In July 2009, the Registrant entered into various Bridge Loans totaling $950,000, the proceeds of which were used for the acquisition of the Panhandle Field Producing Property, its initial development costs and working capital purposes. The Bridge Loans matured on January 31, 2010, with 12.5% cash interest for the six-month period, or 25% per annum, payable at maturity. Effective upon maturity, the Bridge Loan holders executed letter agreements with the Registrant extending the maturity date of principal and interest up to an additional six months to July 29, 2010, with no penalties for prepayment. Interest is payable at rates of 25% and 18% per annum on original Bridge Loan principal of $200,000 and $750,000, respectively. As of March 31, 2010, the Registrant owed $750,000 of principal (comprised of $100,000 at 25% and $650,000 at 18%) and $130,517 of interest on the Bridge Loans.
     From January through March 2010, the Registrant sold a total 25.43% share of its working interest in the Panhandle Field Producing Property for $481,445 in cash. The Registrant utilized the sale proceeds to repay $100,000 of Bridge Loan principal, with the remaining proceeds applied towards general working capital purposes. Also during this period, the Registrant transferred a 3.03% share of its working interest in the Panhandle Field Producing Property in exchange for the reduction of Bridge Loan principal of $62,388; as part of this same transaction, the Bridge Loan holder contributed their share of development funds for the recently acquired 3.03% working interest in the Panhandle Field Producing Property via reductions of amounts due them from the Registrant for Bridge Loan principal and accrued interest of $37,612 and $12,500, respectively. As of March 31, 2010, the Registrant maintained a 46.54% working interest in the Panhandle Field Producing Property.
     From April through July 2010, the Registrant sold a total 18.37% share of its working interest in the Panhandle Field Producing Property for $377,963 in cash. The Registrant utilized the sale proceeds to repay $190,000 of Bridge Loan principal and $12,500 of Bridge Loan interest, with the remaining proceeds applied towards general working capital purposes. As of July 30, 2010, the Registrant owed $560,000 of principal and approximately $141,208 of interest on the Bridge Loans that mature on July 29, 2010, and maintained a 29.67% working interest in the Panhandle Field Producing Property.
     The Registrant is in negotiations to sell up to 20.87% of its remaining 29.67% working interest in the Panhandle Field Producing Property for approximately $428,000. These additional proceeds will be used to pay down the balances of the Bridge Loan principal and interest. The Registrant will retain a 7.3% working interest along with a 7.3% carried working interest on the first four refracs’ and the first two PUD’s of the intended development project.

     The following table sets forth the Registrant’s cash flows and significant investing activities, and has been derived from the audited financial statements of the Registrant for the years ended December 31, 2009 and 2008 and from the unaudited financial statements of the Registrant for the three months ended March 31, 2010 and 2009.

	Three months ended		Years ended
	March 31,		December 31,
	2010	2009	2009	2008
Cash flows provided by (used in):
Operating activities	$(402,391)	$(428,686)	$(2,096,089)	$(1,507,523)
Investing activities	380,726	(218,273)	(1,156,031)	(2,934,006)
Financing activities	3,529	505,000	2,970,172	3,690,000

Capital expenditures for oil and gas properties	719	148,224	855,168	790,401
Investments in unconsolidated subsidiaries	100,000	70,049	283,796	2,147,130
     Three months ended March 31, 2010 compared to the three months ended March 31, 2009
     The Registrant experienced an improvement in net cash used in operating activities of $26,295 for the three months ended March 31, 2010 when compared to the same period in 2009. This improvement was primarily driven by a decrease in net loss of $177,393, and when comparing the 2010 change to that of the prior period, an increase in other liabilities of $316,339, both of which were partially offset by a $191,112 decrease in accounts payable and accrued expenses and a decrease in non-cash operating charges of $262,834. The change in other liabilities of $107,515 in the 2010 period was primarily due to an increase in wells in progress, a liability for funds held on behalf of outside investors in oil and gas exploration projects the Registrant administers and are to be paid to the project operator as capital expenditures are billed by the operator, versus decreases in wells in progress of $26,867 and deferred revenue of $181,957 in the comparable 2009 period as projects within the Registrant’s project administration business were being worked and completed in 2009. The decrease in accounts payable and accrued expenses in the 2010 period was primarily the result of utilizing a portion of the proceeds from the sale of the Registrant’s interest in the Panhandle Field Producing Property to pay down accounts payable, partially offset by an increase in accrued liabilities, most of which represented interest on the Bridge Loans. The increase in non-operating charges was primarily the result of recording a gain on the sale of assets of $293,970 during the 2010 period.
     Net cash provided by investing activities primarily consists of investments in unconsolidated subsidiaries, capital expenditures for proved properties for the Registrant’s oil and gas portfolio and proceeds from the sale of oil and gas properties. For the three months ended March 31, 2010, the Registrant invested $100,000 in Supreme Vacuum representing the Registrant’s proportionate share of capital calls, received proceeds of $481,445 from the sale of a portion of its interest in the Panhandle Field Producing Property, and made minimal investments in proved oil and gas properties due to its focus on maintaining existing properties in 2010 as opposed to the discovery of new properties as in 2009. For the three months ended March 31, 2009, the Registrant invested $70,049 in unconsolidated subsidiaries and made capital expenditures of $148,224 primarily related to the development of the Lakeview Shallow Prospect. The investment in unconsolidated subsidiaries represented investments of $50,049 in Supreme Vacuum for the Registrant’s proportionate share of capital expenditures related to the construction of a mud mixing plant and $20,000 in a limited partnership operating a salt-water disposal facility.
     Net cash provided by financing activities primarily consists of proceeds received from the issuance of common stock offset by repayments of debt. For the three months ended March 31, 2010, the Registrant made Bridge Loan principal payments of $100,000, which were partially offset by $86,100 of equity sale proceeds. For the three months ended March 31, 2009, the Registrant received $605,000 from equity sale proceeds and made payments of $100,000 on its debt with a related party.
     Year ended December 31, 2009 compared to the year ended December 31, 2008
     Net cash used in operating activities for the year ended December 31, 2009 increased $588,566 as compared to the same period in 2008. This increase was primarily driven by a decrease in non-cash operating charges of $1,469,316, partially offset by increases in accounts payable and accrued expenses of $553,812 and other liabilities of $512,765 when comparing the 2009 change to that of the prior period. The decrease in non-cash operating charges was primarily the result of stock-based compensation expense of $2,107,924 in 2008 and the reduction of non-cash impairment charges from $499,219 in 2008 to $147,474 in 2009, partially offset by an increase of $793,136 in the Registrant’s proportionate share of net losses in unconsolidated subsidiaries. The increase in accounts payable and accrued expenses in 2009 was primarily the result of incremental operating costs associated with the Panhandle Field Producing Property and Lakeview Shallow Prospect, accrued interest related to the Bridge Loans of $98,958, and the extension of certain vendor payables and other obligations due to cash constraints. The change in other liabilities was principally due to the utilization of $580,552 in deposits held during 2008 which were not replenished in 2009.
     Net cash used in investing activities primarily consists of investments in unconsolidated subsidiaries and capital expenditures for proved properties for the Registrant’s oil and gas portfolio. For the year ended December 31, 2009, net cash used in investing activities decreased $1,777,975 as compared to the same period in 2008, primarily due to a decrease in investments in unconsolidated subsidiaries (notably Supreme Vacuum) of $1,863,334. During 2008, the Registrant invested $2,147,130 for its initial 68.68% interest in Supreme Vacuum as compared to $240,796 in 2009 for its proportionate share of capital expenditures related to the construction of a mud mixing plant, capital calls, and additional equity interests. Capital expenditures for proved properties increased $64,767 between 2008 and 2009, with expenditures related to the development of the Lakeview Shallow Prospect in 2008 generally shifting towards development of the Panhandle Field Producing Property in 2009.
     Net cash provided by financing activities primarily consists of proceeds received from the issuance of common stock as well as proceeds from notes payable. Net cash provided by financing activities decreased $719,828 in 2009 as compared to 2008. The decrease was driven by a reduction in the proceeds from the issuance of common stock totaling $1,537,998 and an increase in net repayments on related party debt of $145,000, offset by an increase in net borrowings under notes payable of $963,170.
Off-Balance Sheet Arrangements
     The Registrant does not have any off-balance sheet arrangements that are reasonably likely to have a material current or future effect on its financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.
Contractual Obligations
     The following tables summarize the Registrant’s contractual obligations for the repayment of debt and payment of other contractual obligations as of December 31, 2009 and March 31, 2010. The contractual obligations the Registrant will actually pay in future periods may vary from those reflected in the table because the estimates and assumptions are subjective.
As of December 31, 2009

		Less than			After
	Total	1 year	1 - 3 years	3 - 5 years	5 years
Recorded contractual obligations:
Long-term debt(1)	$195,000	$195,000	$—	$—	$—
Notes payable(3)	963,170	953,363	6,726	3,081	—
Unrecorded contractual obligations:
Operating lease obligations(2)	108,463	59,976	48,487	—	—

Total contractual cash obligations	$1,266,633	$1,208,339	$55,213	$3,081	$—

As of March 31, 2010

		Less than			After
	Total	1 year	1 - 3 years	3 - 5 years	5 years
Recorded contractual obligations:
Long-term debt(4)	$192,000	$36,000	$156,000	$—	$—
Notes payable(3)	762,435	753,077	6,881	2,477	—
Unrecorded contractual obligations:
Operating lease obligations(2)	93,539	59,787	33,752	—	—

Total contractual cash obligations	$1,047,974	$848,864	$196,633	$2,477	$—

(1)	Amount represented anticipated principal payment of Facility, which was due in full upon completion of the Registrant’s $5,850,000 private placement of common stock. As of December 31, 2009, the Registrant had raised $5,752,002 under its private placement. However, in February 2010 the Facility agreement was amended as discussed below.

(2)	Amount represents obligations under non-cancelable operating leases.

(3)	Amount represents principal obligations due under note agreements, the vast majority of which pertains to the Bridge Loans discussed previously.

(4)	Amount represents anticipated principal obligations under the Facility as per the letter agreement amended in February 2010, including the potential for additional principal due upon the Registrant reaching a total of $6,000,000 in proceeds under the private placement offering. As of March 31, 2010, the Registrant had raised $5,838,102 under its private placement.
Accounting Policies
Critical Accounting Policies
     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. On an ongoing basis, the Registrant reviews its estimates based on information that is currently available. Changes in facts and circumstances may cause the Registrant to revise its estimates. The most significant estimates relate to revenue recognition, depreciation, depletion and amortization, and the assessment of impairment of long-lived assets and oil and gas properties. Actual results could differ from estimates under different assumptions and conditions, and such results may affect income, financial position or cash flows.
     Fair Value of Financial Instruments. The Registrant estimates the fair value of its financial instruments using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the Registrant’s estimates of fair value are not necessarily indicative of the amounts that the Registrant could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The Registrant believes that the fair value of its financial instruments comprising accounts receivable, accounts payable and accrued expenses approximate their carrying amounts due to their short maturities. The Registrant believes the carrying amount of its debt approximates fair value due to the expected short-term nature of these obligations, as well as the use of market interest rates relative to notes payable.
     Investments in Unconsolidated Subsidiaries. The Registrant utilizes the equity method to account for investments for which the Registrant has the ability to exercise significant influence over operating and financial policies. The Registrant records equity method investments at cost and adjusts for the Registrant’s proportionate share of net earnings or losses of the unconsolidated subsidiary. The Registrant records unconsolidated subsidiary losses up to the amount of the investment plus advances and loans made to the subsidiary, and financial guarantees made on its behalf.

     Oil and Gas Properties. The Registrant follows the successful efforts method of accounting for oil and gas exploration and development costs. Under this method of accounting, all property acquisition costs and costs of exploratory wells are capitalized when incurred, pending determination of whether additional proved reserves are found. If an exploratory well does not find additional reserves, the costs of drilling the well are charged to expense. The costs of development wells, whether productive or nonproductive, are capitalized.
     Long-lived Assets. Long-lived assets are reviewed on an annual basis or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is generally measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. If it is determined that the carrying amount may not be recoverable, an impairment loss is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. Fair value is the estimated value at which the asset could be bought or sold in a transaction between willing parties. The expected future cash flows used for impairment reviews and related fair value calculations are based on judgmental assessments of future production volumes, prices and costs, considering all available information at the date of the impairment review.
     Revenue Recognition. The Registrant recognizes revenues for promoting certain oil and gas exploration projects and administering the ownership interests of investors in those projects. Administration fees are deferred on the balance sheet as the project is undertaken. As the Registrant performs its administration services, deferred administration fees are recognized as revenue when each discrete phase of a project is completed and the services have been completed.
     The Registrant records revenues from the sales of natural gas and crude oil when product delivery occurs and title and risk of loss pass to the customer, the price is fixed or determinable, and collection is reasonably assured.
     The Registrant also provides certain accounting and management services to other companies and investment funds within the oil and gas industry. Revenues are recognized for such services as they are performed.
     Wells in Progress. The Registrant records a liability for funds held on behalf of outside investors in oil and gas exploration projects, which are to be paid to the project operator as capital expenditures are billed. The liability is reduced as payments are made by the Registrant on behalf of those outside investors to the operator of the project.
     Asset Retirement Obligation. The Registrant accounts for asset retirement obligations in accordance with Financial Accounting Standards Board (“FASB”) accounting guidance pursuant to which the Registrant records the fair value of an asset retirement obligation as a liability in the period in which it is incurred. The liability is associated with the plugging and abandonment costs of oil and gas wells and it is incurred at the time a well is drilled or acquired. The Registrant capitalizes estimated future asset retirement obligation costs as part of the cost of oil and gas properties.
     Stock-Based Compensation. FASB guidance requires that compensation related to all awards of equity instruments be recognized in the financial statements based on their estimated grant-date fair value. The Registrant estimates expected forfeitures, as required by such guidance, and records compensation expense only for those awards that are expected to vest.
     The Registrant accounts for the issuance of equity instruments to acquire goods and/or services based on the fair value of the goods and services or the fair value of the equity instrument at the time of issuance, whichever is more reliably determinable in accordance with FASB guidance.
     Income Taxes. Prior to October 31, 2008, NYTEX Petroleum, through its predecessor NYTEX Petroleum LLC, was treated as a partnership for federal income tax purposes. Effective with the Merger, NYTEX Petroleum is treated as a C Corporation for federal and state income tax purposes. Thus, effective October 31, 2008, income taxes for the Registrant are accounted for under the liability method with deferred tax assets and liabilities recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be reversed or settled. Under the liability method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.
     As of October 31, 2008, the Registrant adopted FASB guidance which clarified the accounting and disclosure for uncertainty in tax positions. The Registrant classifies any interest recognized on an underpayment of income taxes as interest expense and classifies any statutory penalties recognized on a tax position taken as general and administrative expense. There was no interest or general and administrative expense accrued or recognized related to income taxes for the three months ended March 31, 2010. The Registrant has not taken a tax position that, if challenged, would have a material effect on the financial statements or the effective tax rate for the three months ended March 31, 2010, or during prior periods applicable under this guidance.
Recently Issued Accounting Pronouncements
     In June 2009, the FASB issued a standard which established the FASB Accounting Standards Codification (“Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”). Rules and interpretive releases of the Securities and Exchange Commission (“Commission”) under authority of federal securities laws are also sources of authoritative U.S. GAAP for Commission registrants. All other accounting literature excluded from the Codification will be considered nonauthoritative. The Codification was effective for financial statements issued for interim and annual periods ending after September 15, 2009, and was adopted by the Registrant in the quarter ending September 30, 2009. Adoption of this standard did not impact the Registrant’s consolidated financial statements.
     In September 2006, the FASB issued new accounting guidance which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. It does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. This guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of this standard did not have a material impact on the Registrant’s consolidated financial statements. However, on February 12, 2008, the FASB issued a staff position which delays the effective date of the new guidance for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). This staff position defers the effective date of the new guidance to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope of this staff position. The Registrant adopted the provisions of the new guidance as it relates to nonfinancial assets and liabilities effective January 1, 2009, and it did not have a significant effect on its consolidated financial position, results of operations or cash flows.
     In December 2007, the FASB issued revised guidance which establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree; recognizes and measures the goodwill acquired in the business combination or gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. Significant changes from current practice resulting from the guidance include the expansion of the definitions of a “business” and a “business combination.” For all business combinations (whether partial, full or step acquisitions), the acquirer will record 100% of all assets and liabilities of the acquired business, including goodwill, at their fair values; contingent consideration will be recognized at its fair value on the acquisition date and, for certain arrangements, changes in fair value will be recognized in earnings until settlement; and acquisition-related transaction and restructuring costs will be expensed rather than treated as part of the cost of the acquisition. The guidance applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The guidance may have an impact on the consolidated financial statements if the Registrant is a party to a business combination. The nature and magnitude of the specific impact will depend upon the nature, terms, and size of the acquisitions consummated after the effective date.
     In December 2007, the FASB issued amended guidance to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary, which is sometimes referred to as minority interest, is a third-party ownership interest in the consolidated entity that should be reported as a component of equity in the consolidated financial statements. Among other requirements, the amended guidance requires the consolidated statement of income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. The amended guidance is effective for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2008. The adoption of this standard did not have a material impact on the Registrant’s consolidated financial statements.
     In March 2008, the FASB amended guidance to enhance required disclosures regarding derivatives and hedging activities. It requires added disclosure regarding how an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under previous guidance, and how derivative instruments and related hedged items affect an entity’s financial position, operations and cash flows. The amended guidance is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Registrant currently has no financial instruments that qualify as derivatives, and does not expect the adoption of this standard to have a material impact on its consolidated results of operations and financial condition.
     In April 2009, the FASB issued a staff position to require disclosures about the fair value of financial instruments in interim reporting periods. Such disclosures were previously required only in annual financial statements. The amended guidance also enhances the disclosure of instruments under the fair value scope of previous guidance for interim periods. The guidance is effective for the quarter ended June 30, 2009, and adoption of this pronouncement did not have a material impact on the Registrant’s consolidated financial statements.
     In December 2008, the Commission released Final Rule, Modernization of Oil and Gas Reporting. The new disclosure requirements include provisions that permit the use of new technologies to determine proved reserves if those technologies have been demonstrated empirically to lead to reliable conclusions about reserves volumes. The new requirements also will allow companies to disclose their probable and possible reserves to investors. In addition, the new disclosure requirements require companies to: (a) report the independence and qualifications of its reserves preparer or auditor; (b) file reports when a third party is relied upon to prepare reserves estimates or conducts a reserves audit; and (c) report oil and gas reserves using an average price based upon the prior 12-month period rather than year-end prices. The new disclosure requirements are effective for financial statements for fiscal years ending on or after December 31, 2009. The adoption of the Commission’s rule did not have a significant effect on the Registrant’s consolidated results of operations and financial condition.
     In January 2010, the FASB issued Accounting Standards Update (ASU) No. 2010-03, Extractive Industries – Oil and Gas, (Topic 932): Oil and Gas Reserve Estimation and Disclosure, which aligned U.S. GAAP with Securities and Exchange Commission (“SEC”) updated reporting and disclosure requirements for energy companies that went into effect on January 1, 2010, effective for annual reporting periods ending on or after December 31, 2009. The Registrant included the required disclosures in the Notes to the Consolidated Financial Statements for the year ended December 31, 2009 contained elsewhere within this filing under the guidance of the Modernization of Oil and Gas Reporting update issued by the SEC in December 2008.
Quantitative and Qualitative Disclosures About Market Risk
     The Registrant is exposed to certain market risks arising from the use of financial instruments in the ordinary course of business. These risks arise primarily as a result of potential changes in the fair market value of financial instruments that would result from adverse fluctuations in commodity prices and interest rates as discussed below.
     Commodity Price Risk. The Registrant has not and does not expect to engage in commodity futures trading or hedging activities or enter into derivative financial instrument transactions for trading or other speculative purposes. The Registrant’s major market risk exposure is the commodity pricing applicable to its oil and natural gas production. Realized commodity prices received for such production are primarily driven by the prevailing worldwide price for oil and spot prices applicable to natural gas. Accordingly, the Registrant is at risk for the volatility in commodity prices inherent in the oil and gas industry, and the level of commodity prices could have a significant impact on the Registrant’s results of operations in the future.

     Interest Rate Risk. The Registrant is exposed to changes in interest rates through its fixed rate long-term debt. Typically, the fair market value of fixed rate long-term debt will increase as prevailing interest rates decrease and will decrease as prevailing interest rates increase. Should the Registrant elect to borrow monies for additional development activity on Registrant properties, it will be subject to the interest rate risk inherent in borrowing activities. Changes in interest rates could significantly affect the Registrant’s results of operations and the amount of net cash flow available to fund operations. Also, to the extent that changes in interest rates affect general economic conditions, the Registrant will be affected by such changes.
Item 4. Security Ownership of Certain Beneficial Owners and Management
     The following table lists stock ownership of the Registrant’s Common Stock as of March 31, 2010. The information includes beneficial ownership by (i) holders of more than 5% of Common Stock, (ii) each of the three directors and executive officers and (iii) all directors and executive officers as a group. Each person or entity named in the table has sole voting and investment power with respect to all shares of Common Stock beneficially owned.

		Amount and nature
Title	Name and address of	of beneficial	Percent
of class	beneficial owner	ownership	of class
Common Stock	Michael K. Galvis 12222 Merit Drive Suite 1850 Dallas, TX 75251	20,000,000	52.0%

Common Stock	Richard Buccellato 1717 N. Bayshore Dr. Suite 4241-57 Miami, FL 33132	3,952,357 (1)	10.3%

Common Stock	William Brehmer 12222 Merit Drive Suite 1850 Dallas, TX 75251	2,026,850	5.3%

Common Stock	Georgianna Hanes 12222 Merit Drive Suite 1850 Dallas, TX 75251	2,026,850	5.3%

	All officers and directors as a group (3 persons)	24,053,700	62.5%

(1)	These shares are held of record by Mr. Buccellato’s wholly-owned company, Buccell, LLC.
Item 5. Directors and Executive Officers
     Set forth below is information regarding the Registrant’s current directors and executive officers. There are no family relationships between any of the directors or executive officers. The directors are elected annually by stockholders. The executive officers serve at the pleasure of the Board of Directors.

Name	Age	Title
Michael K. Galvis	53	President and Chief Executive Officer and Director

William G. Brehmer	51	Vice President and Chief Operating Officer and Director

Georgianna Hanes	57	Secretary and Treasurer and Chief Financial Officer
     Michael K. Galvis has been the President and Chief Executive Officer and a director of the Registrant since October 31, 2008. He has also been the President and Chief Executive Officer and a director of NYTEX Petroleum, Inc., a wholly-owned subsidiary of the Registrant, since October 31, 2008, and the President and Chief Executive Officer and a director of Supreme Oilfield Services, Inc., a wholly-owned subsidiary of the Registrant, since December 8, 2008. From March 2006 through October 2008, he was President, Treasurer and Secretary of NYTEX Petroleum, LLC, the predecessor to NYTEX Petroleum, Inc. From 1994 through February 2006 he was a Consultant for PetroQuest Exploration, Inc, a privately held Texas corporation engaged in the acquisition and development of oil and natural gas reserves in the U.S. He has been in the oil and gas industry since 1983 with extensive experience in the drilling, operating and participating in onshore and offshore oil and gas wells in Texas, Louisiana, Arkansas, Oklahoma, Colorado, Mississippi, Illinois, North Dakota and New Mexico. During that period his experience included generating and funding drilling prospects and evaluating and acquiring drill-ready prospects, producing oil and gas properties, oil and gas service companies and facilities, including managing and providing consulting services regarding such assets.
     William G. Brehmer has been Chief Operating Officer, Vice President and a director of the Registrant since October 31, 2008, and also has served in such capacities for NYTEX Petroleum, Inc. since October 31, 2008. He has been Chief Operating Officer, Vice President and a director of Supreme Oilfield Services, Inc. since December 8, 2008. Mr. Brehmer has over twenty-five (25) years experience in the oil and gas industry in the areas of contract administration, natural gas marketing, natural gas processing, natural gas liquids marketing, business planning, funding and implementation of oil and gas drilling projects, technology marketing and sales and commercial fuel marketing and operations. From April 1, 2006, through October 31, 2008, he was a Consulting Analyst and Contract Administrator for NYTEX Petroleum, LLC. From November 1, 2005, through March 31, 2006, he was an Analyst and Contract Administrator for Petro-Quest Exploration, Inc. a privately held Texas corporation engaged in the acquisition and development of oil and natural gas reserves in the U.S. From December 12, 2003, through October 31, 2005, he was President of Petro-Frac Corporation, a privately held Texas corporation focused on identifying, acquiring and developing shallow (above 4,000 feet), Austin Chalk oil reserves in east Texas.
     Georgianna Hanes has been Secretary-Treasurer and Chief Financial Officer of the Registrant since October 31, 2008, and also has served in such capacities for NYTEX Petroleum, Inc. since October 31, 2008. Ms. Hanes has thirty-five years of oil and gas accounting and revenue distribution experience. She has an extensive background in oil and gas accounting, revenue distribution, partnership accounting, and tax returns and experience with oil and gas accounting software including WolfePak, OGYS, Petro-Ware, as well as Quick Books. Ms. Hanes has been the controller and revenue accountant for NYTEX Petroleum, LLC since its inception in April 2006, through October 2008, the predecessor to NYTEX Petroleum, Inc. From 1996 through March 2006 she was a Contract Accountant for PetroQuest Exploration, Inc, a privately held Texas corporation engaged in the acquisition and development of oil and natural gas reserves in the U.S.
Item 6. Executive Compensation
     The Registrant has entered into employment agreements dated April 28, 2009 with each executive officer listed below. The following chart shows the annual base salaries paid by the Registrant effective April 28, 2009.

Michael Galvis – President and CEO	$478,000
William Brehmer – COO	$168,000
Georgianna Hanes – CFO	$168,000
     Each of the employment agreements are dated April 28, 2009, contains similar terms and conditions, and has an initial two-year term (“Initial Term”). At the end of the Initial Term, the employment term will automatically be extended for successive one-year periods unless either party elects not to renew the agreement by giving written notice of such election. Also, without cause, the Registrant may terminate the agreement at any time upon ten days written notice to the executive, at which time the Registrant will pay the executive a severance allowance determined by dividing the executive’s base salary compensation by 257 to compute a “daily base salary rate” and then multiplying by the number of full months of executive’s employment with the Registrant by 84%, less any taxes. During the term of the agreement, the Registrant will pay an initial base salary as noted above. Such base salary may be reviewed during the employment period in the sole discretion of the Registrants Board of Directors. The agreements also include “trade secret protection” for the Registrant and a “non-compete” for a three year period after termination. On February 16, 2010, the three executive salaries were reduced by 20% for a period of three months. The Registrant will review its financial condition prior to the end of such three month period to determine whether to extend the reduction if extended, the Registrant’s financial condition will be reviewed for additional three-month periods until it is determined to reinstate the full salaries.
     Each executive will be eligible for, but is not guaranteed additional compensation as determined from time to time by the Registrants Board of Directors. Each executive will be entitled to participate in group life and medical insurance.
     The following table sets forth certain information concerning the Registrant’s Principal Executive Officer, Principal Financial Officer and the three highest compensated officers of the Registrant for the last three years and the year ended December 31, 2009. As described in Item 5, these individuals began working for the Registrant on October 31, 2008, and prior thereto were employed by NYTEX Petroleum LLC. Therefore, the following information also includes compensation from NYTEX Petroleum LLC for 2006, 2007, 2008 and 2009. The Registrant does not have a separate compensation committee due to the small number of employees.

							Change in
							Pension
							Value and
							Nonqualified
Name						Non-Equity	Deferred
and				Stock	Option	Incentive Plan	Compensation	All other
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Michael K. Galvis,	2006	225,000	0	0	0	0	0	0	225,000
President & CEO	2007	344,637	0	0	0	0	0	0	344,637
	2008	392,674	0	0	0	0	0	0	392,674
	2009	478,000	0	0	0	0	0	0	478,000

William G. Brehmer	2006	66,500	0	0	0	0	0	0	66,500
Vice President & COO	2007	117,000	0	0	0	0	0	0	117,000
	2008	149,659	0	1,053,962	0	0	0	0	1,203,621
	2009	168,000	0	0	0	0	0	0	168,000

Georgianna Hanes	2006	57,953	0	0	0	0	0	0	57,953
Secretary-Treasurer & CFO	2007	110,739	0	0	0	0	0	0	110,739
	2008	149,468	0	1,053,962	0	0	0	0	1,203,430
	2009	168,000	0	0	0	0	0	0	168,000
Item 7. Certain Relationships and Related Transactions, and Director Independence
     None of the Registrant’s directors are independent.
Item 8. Legal Proceedings
     The Registrant is not involved in any legal proceedings and to its knowledge there is none pending.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity & Related Stockholder Matters
     Market for Shares
     The Registrant does not currently intend to list its shares for trading on any national securities exchange. In addition, the Registrant does not expect to have its shares traded on NASDAQ. Trading, if any, will be limited to the over-the-counter market. The Registrant does not currently have any market makers for its Common Stock. The Registrant, however, will be seeking to have market makers once it is registered as a reporting company pursuant to the Exchange Act.
     Stockholders
     As of March 31, 2010, the Registrant had 283 stockholders of record of its Common Stock, par value $.001 per share.
     Dividend Rights
     Holders of common stock will share equally on a per share basis in any dividends declared by the Registrant’s board of directors out of funds legally available for that purpose. The Registrant has not paid any cash dividends in the past and does not anticipate or contemplate declaring or paying any dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the growth of the Registrant’s business.
     Transfer Agent and Registrar
     The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.
Item 10. Recent Sales of Unregistered Securities
     The Registrant conducted no operations until October 31, 2008, at which time it’s newly-formed and wholly owned subsidiary, NYTEX Petroleum, a Delaware corporation, acquired the business and operations of NYTEX Petroleum LLC, a Texas limited liability company. In the exchange, all of the NYTEX Petroleum LLC members transferred their membership units of NYTEX Petroleum LLC to NYTEX Petroleum in exchange for common stock shares of the Registrant (parent company of NYTEX Petroleum). For accounting purposes this combination was treated as a “reverse acquisition”, with NYTEX Petroleum LLC treated as the acquiring company. After the exchange of the 30,032,907 shares issued, 20,000,000 shares were issued to one of the founding members, Michael Galvis, President and CEO of the Registrant, 3,952,357 shares were issued to Richard Buccellato’s wholly-owned company, Buccell, LLC, a former foundering member with no current affiliation with the Registrant other than as a stockholder. In addition, 1,013,425 shares were issued to Stan Zolek and 1,013,425 shares were issued to Robert Pellegrino, both of whom have no affiliation with the Registrant other than as a stockholder. Two executives of the Registrant, William Brehmer, COO and Georgianna Hanes, CFO each were issued 2,026,850 shares. No cash consideration was received for any of these 30,032,907 shares. The shares were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended. A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom.
     From August 2008 through March 2010, the Registrant effected a limited private placement to 80 investors and their affiliates. An aggregate of 6,058,652 shares were sold at $1.00 per share for proceeds of 5,838,102. A total of 5,885,902 warrants to acquire an additional share for each warrant at an exercise price of $0.50 were also issued during this period for no additional consideration. The warrants expire three years from the date of issuance. The shares and warrants were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act. A legend was placed on the certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom. All such purchasers represented in writing that they acquired the securities for their own accounts and not with a view to resale or distribution. All such purchasers also provided representations indicating that they are accredited investors within the meaning of Regulation D promulgated by the Securities and Exchange Commission.
     In connection with the Bridge Loans described in Item 1, the Registrant issued an aggregate of 118,750 shares of Common Stock at its original maturity date. The shares were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act and a legend will placed on the certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom. The purchasers have provided representations indicating that they are accredited investors within the meaning of Regulation D promulgated by the Commission.
Item 11. Description of Registrant’s Securities to be Registered
     The following is a summary description of the Registrant’s capital stock. This description is not complete and is qualified in its entirety by the full text of the Certificate of Incorporation and By-Laws which have been filed as exhibits to this Form 10 and which are hereby incorporated by reference. You should read the full text of the Certificate of Incorporation and By-Laws, as well as the provisions of applicable Delaware law.
     General
     The total number of authorized shares of the Registrant’s capital stock consists of 200,000,000 shares of common stock, par value $.001 per share. As of March 31, 2010, there were 38,464,396 shares issued and outstanding.
     Voting Rights
     Holders of our common stock are entitled to one vote for each share held by them on all matters submitted to our stockholders. Holders of our common stock do not have cumulative voting rights in the election of directors. Generally, all matters to be voted on by stockholders, including the election of directors, must be approved by a majority of the votes entitled to be cast by the holders of common stock present in person or represented by proxy.
     Other Rights
     Upon voluntary or involuntary liquidation, dissolution or winding up of our company, after payment in full of the amounts required to be paid to creditors, the holders of common stock are entitled to share equally on a pro rata basis in all remaining assets.
     No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock or other securities. There are no other subscription rights or conversion rights and there are no sinking fund provisions applicable to our common stock.
     All of the outstanding shares of common stock are validly issued, fully paid and nonassessable.
     Amendment of the Certificate of Incorporation
     Any proposal to amend, alter, change or repeal any provision of the Registrant’s Certificate of Incorporation requires approval by the affirmative vote of both a majority of the members of the Board of Directors and a majority vote of the voting power of the shares of common stock entitled to vote generally in the election of directors.
     Amendment of By-Laws
     The Board of Directors and the stockholders have the right to adopt, alter, amend or repeal the By-Laws of the Registrant.

     Special Meetings
     A special meeting of stockholders may be called by the Board of Directors.
     Anti-takeover Effects
     The Registrant is governed by Section 203 of the Delaware General Corporation Law (“DGCL”). Section 203, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless certain conditions are met. However, since the Registrant’s common stock is not listed on any national securities exchange and the Registrant does not have more than 2,000 stockholders, Section 203 is not applicable.
     Delaware law allows a corporation to provide for measures making it more difficult to acquire control of the Registrant by means of a tender offer, a proxy fight, open market purchases or otherwise in a transaction not approved by the Registrant’s board of directors. The Registrant’s board of directors has no present intention to introduce measures that might have an anti-takeover effect; however, the board of directors expressly reserves the right to introduce these measures in the future.
Item 12. Indemnification of Directors and Officers
     The Registrant is a corporation organized under the laws of the State of Delaware. Section 145 of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or for any transaction from which the director derived an improper personal benefit.
     Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. It also provides that the expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as provided by Section 145 of the DGCL. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
     The Registrant’s Certificate of Incorporation provides that it will indemnify its directors and officers, and their heirs, executors, personal representatives and administrators, to the fullest extent permitted by the DGCL. The Registrant’s By-Laws provide, that no director or officer shall be liable for the acts, defaults, or omissions of any other director or officer, or for any loss sustained by the Registrant, unless the same has resulted from his own willful misconduct, willful neglect or negligence. The By-Laws also provide that the Registrant may purchase and maintain insurance on behalf of any director, officer, employee or agent or any person who is or was serving at the Registrant’s request as an director, officer, employee or agent of another entity against any liability asserted against him and incurred in such capacity or arising out of his status as such, whether or not he is indemnified against such liability.

     At present, there is no pending litigation or proceeding involving any director, officer or employee of the Registrant in which indemnification is sought. The Registrant is not aware of any threatened litigation that may result in claims for indemnification.
     The Registrant has been advised that in the opinion of the Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to its directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than payment of expenses incurred or paid by a NYTEX director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, NYTEX will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
Item 13. Financial Statements and Supplementary Data
     The Registrant’s consolidated financial statements for the fiscal year ended December 31, 2008 have been examined to the extent indicated in their report by KBA Group LLP. The Registrant’s consolidated financial statements for the fiscal year ended December 31, 2009 have been examined to the extent indicated in their report by Whitley Penn LLP. The financial statements were prepared in accordance with generally accepted accounting principles, pursuant to Regulation S-X as promulgated by the Commission and are included herein in response to Item 13 of this Form 10.
Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
     Effective June 1, 2009, KBA Group LLP (“KBA”) joined BKD, LLP. As a result, effective October 16, 2009, KBA resigned as the Registrant’s independent registered public accounting firm. There were no disagreements, whether or not resolved, with KBA on accounting and financial disclosures during 2008 or any later interim period. KBA’s report on the Registrant’s consolidated financial statements for 2008 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. The decision to change accounting firms was accepted by the Registrant’s board of directors.
     During 2008 and any subsequent interim period preceding such resignation there were no disagreements with KBA on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. The Registrant has provided KBA with a copy of this Item 14 no later than the day this Form 10 is filed with the Commission and has requested that KBA furnish it with a letter addressed to the Commission stating whether it agrees with the statements made in this Item 14.
     On October 16, 2009, the Registrant engaged Whitley Penn LLP (“Whitley Penn”) as our new independent registered public accounting firm to audit our financial statements for the year ended December 31, 2009. The decision to engage Whitley Penn was approved by the Registrant’s board of directors.
     From January 1, 2008 through October 16, 2009, the Registrant did not consult with Whitley Penn regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was either the subject of a disagreement or reportable event per Item 304(a)(2)(ii) of Regulation S-K.
Item 15. Financial Statements and Exhibits
(a) List of Financial Statements
     Consolidated Financial Statements for the Period January 1, 2008 to December 31, 2009

     (b) List of Exhibits

Exhibit No.	Exhibit Description

2	Agreement and Plan of Reorganization

3.1	Certificate of Incorporation of Registrant, as amended

3.2	By-Laws of Registrant

3.3	Amendment to By-Laws of Registrant

4.1	Form of stock certificate of Registrant

4.2	Form of warrant of Registrant

9.1	Form of Voting Trust Agreement for Supreme Oilfield Services, Inc.

9.2	Form of Voting Trust Agreement for Hill Martin

10.1	Michael K. Galvis Employment Agreement, dated April 28, 2009

10.2	William G. Brehmer Employment Agreement, dated April 28, 2009

10.3	Georgianna Hanes Employment Agreement, dated April 28, 2009

10.4	Jason Lacewell Employment Agreement, dated April 13, 2009

10.5	Office Lease Agreement for NYTEX Petroleum, dated March 27, 2006

10.6	Broadway National Bank Business Loan Agreement, dated August 15, 2008

10.7	Amendment to Broadway National Bank Business Loan

10.8	Agreement with National Securities, dated August 4, 2009,

10.9	Amendment to National Securities agreement, dated October 19, 2009

10.10	Form of Bridge Loan Agreement, dated July 29, 2009

10.11	Drain Oil Company Asset Purchase Agreement, dated June 5, 2009

10.12	Form of Partial Assignment and Bill of Sale Effective August 1, 2009, with Drain Oil Company

10.13	Form of Assignment of Royalty Interest Effective August 1, 2009, with Drain Oil Company

10.14	Bluff Creek Petroleum Letter of Intent, dated September 15, 2009

10.15	Bluff Creek Petroleum Letter of Intent, as amended

10.16	Letter Agreement between Richard Buccellato and Michael Galvis, dated September 28, 2007, as amended

10.17	Letter Agreement between Electronic Day Trader, Richard Buccellato and Michael Galvis, dated August 25, 2008, as amended

10.18	Lakeview Shallow Prospect Participation Agreement, dated September 10, 2008

10.19	Resolution to Officers Base Salaries

10.20	Letter Agreement between Electronic Day Trader, Richard Buccellato and Michael Galvis, dated February 18, 2010, as amended

16	Letter from KBA Group LLP regarding change in accounting firms

21	List of Subsidiaries of Registrant

22	Bridge Loan extension agreements

Exhibit No.	Exhibit Description

23	Oil Containment Rental Agreement between NYTEX and Simpson

24	Containment Boom–Revenue Sharing Agreement between NYTEX and DMCB

25	Oil Containment Rental Agreement between NYTEX and Participant
WHERE YOU CAN FIND MORE INFORMATION
     We have filed with the Commission a registration statement on Form 10 (including the exhibits, schedules, and amendments to the registration statement) under the Securities Exchange Act of 1934, with respect to our common stock. Upon the effectiveness of the registration statement, we will become subject to the proxy rules of the Securities Exchange Act of 1934 and will become subject to the reporting and information requirements of the Securities Exchange Act of 1934, and, as a result, we will thereby be required to file periodic and current reports, and other information with the Commission. You may read and copy this information at the Public Reference Room of the Commission located at 100 F. Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Copies of all or any part of the registration statement may be obtained from the Commission’s offices upon payment of fees prescribed by the Commission. The Commission maintains an internet site that contains periodic and current reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. The address of the Commission’s website is http://www.sec.gov.
     Statements contained in this registration statement as to the contents of any contract, agreement or other document to which we make reference are not necessarily complete. In each instance, we refer you to the copy of such contract, agreement or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by the more complete description of the matter involved.
SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

NYTEX Energy Holdings, Inc.
By:	/s/ Michael K. Galvis
Michael K. Galvis
President & CEO

Dated: August 11, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
NYTEX Energy Holdings, Inc.
We have audited the accompanying consolidated balance sheet of NYTEX Energy Holdings, Inc. and subsidiaries (the “Company”), as of December 31, 2009, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flow for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NYTEX Energy Holdings, Inc. and subsidiaries, as of December 31, 2009, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has incurred net losses in prior years, has a working capital deficit, and has a significant amount of debt due in 2010. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets, or the amounts and classification of liabilities that may result from the outcome of this uncertainty.
/s/ Whitley Penn, LLP
Dallas, Texas
June 4, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders of NYTEX Energy Holdings, Inc.
Dallas, Texas
We have audited the accompanying consolidated balance sheets of NYTEX Energy Holdings, Inc. and Subsidiaries (the “Company”) as of December 31, 2008, and the related consolidated statements of operations, changes in stockholders’/members’ equity (deficit), and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NYTEX Energy Holdings, Inc. and Subsidiaries as of December 31, 2008, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.
KBA GROUP LLP
Dallas, Texas
July 28, 2009

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2009 and 2008

	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$18,136	$300,084
Accounts receivable	82,124	34,495

Total current assets	100,260	334,579
Property and equipment - at cost, successful efforts method:
Proved properties	1,133,370	386,896
Other	50,055	32,988

	1,183,425	419,884
Less accumulated depreciation, depletion and amortization	(107,957)	(24,500)

Property and equipment, net	1,075,468	395,384
Other assets:
Investments in unconsolidated subsidiaries	1,479,159	2,093,197
Deposits and other	68,640	4,355

Total other assets	1,547,799	2,097,552

Total assets	$2,723,527	$2,827,515

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$511,624	$73,663
Accrued expenses	125,351	60,111
Accrued expenses - related party	5,850	—
Revenues payable	33,684	19,355
Wells in progress	163,891	341,647
Deferred revenue	46,665	220,373
Debt - current portion	953,363	—
Debt - related party	195,000	295,000

Total current liabilities	2,035,428	1,010,149

Other liabilities:
Long-term debt	9,807	—
Asset retirement obligation	40,883	—

Total other liabilities	50,690	—

Total liabilities	2,086,118	1,010,149

Commitments and contingencies (Note 10)

Stockholders’ equity:
Common stock, $0.001 par value; 200,000,000 shares authorized; 38,258,246 and 36,136,744 shares issued and outstanding at December 31, 2009 and 2008, respectively	38,258	36,137
Additional paid-in capital	7,892,305	5,716,887
Accumulated deficit	(7,293,154)	(3,935,658)

Total stockholders’ equity	637,409	1,817,366

Total liabilities and stockholders’ equity	$2,723,527	$2,827,515

The accompanying notes are an integral part of these consolidated financial statements.

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Years ended December 31, 2009 and 2008

	Years ended
	December 31,
	2009	2008
Revenues:
Administration fees	$254,636	$865,379
Crude oil & natural gas sales	206,026	43,233
Accounting service fees	102,305	113,005
Other	4,592	7,058

Total revenues	567,559	1,028,675

Operating expenses:
Lease operating expenses	284,149	29,224
Dry hole expense	47,744	188,679
Depreciation, depletion and amortization	83,457	12,832
General and administrative expenses	2,294,597	3,531,854
Impairment of long-lived assets	147,474	499,219

Total operating expenses	2,857,421	4,261,808

Loss from operations	(2,289,862)	(3,233,133)

Other income (expense):
Interest income	686	6,435
Interest expense	(157,786)	—
Interest expense - related party	(12,700)	(17,600)
Equity in loss of unconsolidated subsidiaries	(897,834)	(104,698)

Total other income (expense)	(1,067,634)	(115,863)

Net loss	$(3,357,496)	$(3,348,996)

Net loss per share, basic and diluted	$(0.09)	$(0.11)

Weighted average shares outstanding	37,377,951	31,274,901

The accompanying notes are an integral part of these consolidated financial statements.

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’/MEMBERS’ EQUITY (DEFICIT)
Years ended December 31, 2009 and 2008

			Additional
	Common stock		paid-in	Members’	Accumulated
	Shares	Amounts	capital	equity	deficit	Total
Balance at December 31, 2007	—	$—	$—	$100	$(586,662)	$(586,562)
Issuance of common stock in exchange for NYTEX Petroleum LLC membership units	25,979,207	25,979	(25,879)	(100)	—	—
Issuance of common stock in exchange for Clear Sight Holdings, Inc. common stock	2,254,087	2,254	(2,254)	—	—	—
Issuance of common stock and warrants for cash	3,849,750	3,850	3,641,150	—	—	3,645,000
Issuance of common stock for services	4,053,700	4,054	2,103,870	—	—	2,107,924
Net loss	—	—	—	—	(3,348,996)	(3,348,996)

Balance at December 31, 2008	36,136,744	36,137	5,716,887	—	(3,935,658)	1,817,366
Issuance of common stock and warrants for cash	2,121,502	2,121	2,104,881	—	—	2,107,002
Shares to be issued at maturity of debt	—	—	70,537	—	—	70,537
Net loss	—	—	—	—	(3,357,496)	(3,357,496)

Balance at December 31, 2009	38,258,246	$38,258	$7,892,305	$—	$(7,293,154)	$637,409

The accompanying notes are an integral part of these consolidated financial statements.

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2009 and 2008

	Years ended
	December 31,
	2009	2008
Cash flows from operating activities:
Net loss	$(3,357,496)	$(3,348,996)
Adjustments to reconcile net loss to net cash used in operating activities:
Depletion and depreciation	83,457	12,832
Equity in loss of unconsolidated subsidiaries	897,834	104,698
Non-cash interests in oil and gas projects	—	(40,159)
Impairment of oil and gas properties	147,474	499,219
Stock-based compensation	—	2,107,924
Accretion of discount on asset retirement obligations	27,652	—
Amortization of debt issuance costs	58,781	—
Change in operating assets and liabilities:
(Increase) decrease in accounts receivable	(47,629)	83,019
(Increase) decrease in deposits and other	(52,529)	—
Increase (decrease) in accounts payable and accrued expenses	517,530	(36,282)
Increase (decrease) in accrued expenses - related party	5,850	—
Increase (decrease) in other liabilities	(377,013)	(889,778)

Net cash used in operating activities	(2,096,089)	(1,507,523)
Cash flows from investing activities:
Investments in oil and gas properties	(855,168)	(790,401)
Investments in property and equipment	(17,067)	—
Investments in unconsolidated subsidiaries	(283,796)	(2,147,130)
Distributions received from unconsolidated subsidiaries	—	3,525

Net cash used in investing activities	(1,156,031)	(2,934,006)
Cash flows from financing activities:
Proceeds from the issuance of common stock and warrants	2,107,002	3,645,000
Borrowings (repayments) on debt - related party	(100,000)	45,000
Borrowings under notes payable	963,450	—
Payments on notes payable	(280)	—

Net cash provided by financing activities	2,970,172	3,690,000

Net decrease in cash and cash equivalents	(281,948)	(751,529)
Cash and cash equivalents at beginning of period	300,084	1,051,613

Cash and cash equivalents at end of period	$18,136	$300,084

Supplemental disclosures of cash flow information:
Total cash paid for interest	$6,897	$17,600

Cash paid for interest - related party	$6,850	$17,600

Supplemental disclosures of non-cash information:
Common stock issued for debt	$70,537	$—

Additions to property and asset retirement obligations	$38,780	$—

The accompanying notes are an integral part of these consolidated financial statements.

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
NOTE 1. NATURE OF BUSINESS AND LIQUIDITY
Nature of Business
NYTEX Energy Holdings, Inc. (“NYTEX Energy”) is an energy holding company consisting of two wholly owned subsidiaries: NYTEX Petroleum, Inc. (“NYTEX Petroleum”), an exploration and production company concentrating on the acquisition and development of oil and natural gas reserves, and Supreme Oilfield Services, Inc. (“Supreme Oilfield”), a holding company for the Company’s investment in Supreme Vacuum Services, Inc. NYTEX Energy and subsidiaries are collectively referred to herein as the “Company”.
NYTEX Energy, formerly known as Clear Sight Holdings, Inc. (“Clear Sight”), is a Delaware corporation originally incorporated on January 19, 1988 as Kismet, Inc. (“Kismet”); Kismet was renamed Clear Sight on October 16, 2006. NYTEX Energy conducted no operations until October 31, 2008, at which time its newly-formed and wholly owned subsidiary, NYTEX Petroleum, a Delaware corporation, acquired the business and operations of NYTEX Petroleum, LLC (“NYTEX Petroleum LLC”), a Texas limited liability company. In the exchange, all of the NYTEX Petroleum LLC members transferred their membership units of NYTEX Petroleum LLC to NYTEX Petroleum in exchange for common stock shares of NYTEX Energy (parent company of NYTEX Petroleum). For accounting purposes this combination was treated as a “reverse acquisition”, with NYTEX Petroleum LLC treated as the acquiring company. After the exchange, the former NYTEX Petroleum LLC members owned 25,979,207 shares and two executives owned 4,053,700 shares (collectively 93%) of the outstanding common stock of NYTEX Energy. The remaining 2,254,087 shares (7%) were owned by the pre-stock exchange NYTEX Energy shareholders and are reflected as an exchange of common stock shares.
NYTEX Petroleum LLC, originally formed on March 21, 2006, focused on fee-based administration and management services related to oil and gas properties, while also engaging in the acquisition, promotion of and participation in the drilling of crude oil and natural gas wells. NYTEX Petroleum will continue its fee-based energy services for existing and future energy funds, with the planned growth focusing primarily on exploration and production.
On December 30, 2008, NYTEX Energy’s newly-formed and wholly owned subsidiary, Supreme Oilfield, a Delaware corporation, completed its acquisition of 68.68% of the issued and outstanding shares of common stock of Supreme Vacuum Services, Inc. (“Supreme Vacuum”), an oilfield fluid sales and transportation services company (see Note 5). On May 12, 2009, Supreme Oilfield acquired an additional 2.5% of Supreme Vacuum, resulting in ownership of a total of 71.18% of the issued and outstanding shares of common stock of Supreme Vacuum.
NYTEX Energy and its wholly owned subsidiaries are headquartered in Dallas, Texas.
Liquidity
During the year ended December 31, 2009, the Company incurred a net loss of $3,357,496 and used cash in operations of $2,096,089. Additionally, at December 31, 2009 current liabilities totaling $2,035,428 significantly exceeded current assets totaling $100,260. Funding needs of the Company have historically been provided by proceeds from equity funding, however, there can be no assurance that such funds, if needed, will be available in the future. In 2009, the Company received gross cash proceeds from the sale of its common stock of $2,107,002. These proceeds are being used for general working capital purposes.
Currently, the Company does not have an established source of revenues sufficient to cover its operating costs. The Company cannot be certain that its existing sources of cash will be adequate to meet its liquidity requirements. To meet its present and future liquidity requirements, the Company will continue to seek additional funding through private placements, as well as conversion of outstanding payables into common stock and collections on accounts receivable. There can be no assurance that the Company will be successful in obtaining more debt and/or equity financing in the future or that its results of operations will materially improve in either the short-term or the long term. If the Company fails to obtain such financing and improve its results of operations, it will be unable to meet its obligations as they become due.
A fundamental principle of the preparation of financial statements in accordance with GAAP is the assumption that an entity will continue in existence as a going concern, which contemplates continuity of operations and the realization of assets and settlement of liabilities occurring in the ordinary course of business. This principle is applicable to all entities except for

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
entities in liquidation or entities for which liquidation appears imminent. In accordance with this requirement, the Company’s policy is to prepare its consolidated financial statements on a going concern basis unless the Company intends to liquidate or have no other alternative but to liquidate. The Company’s consolidated financial statements have been prepared on a going concern basis and do not reflect any adjustments that might specifically result from the outcome of this uncertainty.
NOTE 2. SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation and Basis of Presentation
The accompanying consolidated financial statements include the financial statements of NYTEX Energy Holdings, Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. On an ongoing basis, the Company reviews its estimates based on information that is currently available. Changes in facts and circumstances may cause the Company to revise its estimates. The most significant estimates relate to revenue recognition, depreciation, depletion and amortization, and the assessment of impairment of long-lived assets and oil and gas properties. Actual results could differ from estimates under different assumptions and conditions, and such results may affect income, financial position or cash flows.
Cash and Cash Equivalents
The Company considers all demand deposits, money market accounts and highly liquid investments with original maturities of three months or less to be cash equivalents.
The Company maintains funds in bank accounts which, from time to time, exceed federally insured limits.
Accounts Receivable
Accounts receivable are stated at the amount the Company expects to collect. Substantially all of the Company’s receivables are within the oil and gas industry, primarily from the operators of producing wells in which the Company maintains ownership interests. These operators market the Company’s share of crude oil and natural gas production. The ability to collect is dependent upon the general economic conditions of the purchasers/participants and the oil and gas industry. The receivables are not collateralized. No allowance was considered necessary at December 31, 2009 and 2008. If the financial condition of the Company’s customers were to deteriorate, adversely affecting their ability to make payments, allowances would be required.
Oil and Gas Properties
The Company follows the successful efforts method of accounting for oil and gas exploration and development costs. Under this method of accounting, all property acquisition costs and costs of exploratory wells are capitalized when incurred, pending determination of whether additional proved reserves are found. If an exploratory well does not find additional reserves, the costs of drilling the well are charged to expense. The costs of development wells, whether productive or nonproductive, are capitalized.
Geological and geophysical costs on exploratory prospects and the costs of carrying and retaining unproved properties are expensed as incurred.
Long-lived Assets

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
Long-lived assets are reviewed on an annual basis or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is generally measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. If it is determined that the carrying amount may not be recoverable, an impairment loss is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. Fair value is the estimated value at which the asset could be bought or sold in a transaction between willing parties. The expected future cash flows used for impairment reviews and related fair value calculations are based on judgmental assessments of future production volumes, prices and costs, considering all available information at the date of the impairment review.
The Company evaluates impairment of its oil and gas properties on a property-by-property basis and estimates fair value based on discounted cash flows expected to be generated from the production of proved reserves. At December 31, 2009, the analysis indicated that certain proved properties were impaired, in that their carrying value was greater than fair value. As a result, for the year ended December 31, 2009, the Company reduced its proved properties value by $147,474 by recording a non-cash impairment charge in operating expenses. In addition, for the year ended December 31, 2008, a similar analysis resulted in a non-cash impairment charge of $499,219 being recorded in operating expenses.
Investments in Unconsolidated Subsidiaries
The Company utilizes the equity method to account for investments in unconsolidated subsidiaries for which the Company has the ability to exercise significant influence over operating and financial policies. The Company records equity method investments at cost and adjusts for the Company’s proportionate share of net earnings or losses of the unconsolidated subsidiaries. The Company records losses in its unconsolidated subsidiaries up to the amount of the investment plus advances and loans made to the unconsolidated subsidiaries and financial guarantees made on behalf of the unconsolidated subsidiaries.
Revenue Recognition
The Company recognizes revenues for promoting certain oil and gas exploration projects and administering the ownership interests of investors in those projects. Administration fees are deferred on the balance sheet as the project is undertaken. As the Company performs its administration services, deferred administration fees are recognized as revenue when each discrete phase of a project is completed and the services have been completed.
The Company records revenues from the sales of natural gas and crude oil when product delivery occurs and title and risk of loss pass to the customer, the price is fixed or determinable, and collection is reasonably assured.
The Company also provides certain accounting and management services to other companies and investment funds within the oil and gas industry. Revenues are recognized for such services as they are performed.
Wells in Progress
The Company records a liability for funds held on behalf of outside investors in oil and gas exploration projects, which are to be paid to the project operator as capital expenditures are billed. The liability is reduced as payments are made by the Company on behalf of those outside investors to the operator of the project.
Asset Retirement Obligation
The Company accounts for asset retirement obligations in accordance with Financial Accounting Standards Board (“FASB”) accounting guidance pursuant to which the Company records the fair value of an asset retirement obligation as a liability in the period in which it is incurred. The liability is associated with the plugging and abandonment costs of oil and gas wells and it is incurred at the time a well is drilled or acquired. The Company capitalizes estimated future asset retirement obligation costs as part of the cost of oil and gas properties.

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
Income Taxes
Prior to October 31, 2008, NYTEX Petroleum, through its predecessor NYTEX Petroleum LLC, was treated as a partnership for federal income tax purposes. Effective with the merger of NYTEX Petroleum LLC into NYTEX Petroleum on October 31, 2008, NYTEX Petroleum, a wholly owned subsidiary of NYTEX Energy, is treated as a C Corporation for federal and state income tax purposes. Thus, effective October 31, 2008, income taxes for the Company are accounted for under the liability method, with deferred tax assets and liabilities recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be reversed or settled. Under the liability method, the effect on previously recorded deferred tax assets and liabilities resulting from a change in tax rates is recognized in operating results in the period in which the change is enacted.
As of October 31, 2008, the Company adopted FASB guidance which clarified the accounting and disclosure for uncertainty in tax positions. The Company classifies any interest recognized on an underpayment of income taxes as interest expense and classifies any statutory penalties recognized on a tax position taken as general and administrative expense. There was no interest or general and administrative expense accrued or recognized related to income taxes for the period ended December 31, 2008 and the year ended December 31, 2009. The Company has not taken a tax position that, if challenged, would have a material effect on the financial statements or the effective tax rate for the period ended December 31, 2008 and the year ended December 31, 2009.
Stock-Based Compensation
FASB accounting guidance requires that compensation related to all awards of equity instruments be recognized in the financial statements based on their estimated grant-date fair value. The Company estimates expected forfeitures, as required by FASB accounting guidance, and records compensation expense only for those awards that are expected to vest.
The Company accounts for the issuance of equity instruments to acquire goods and/or services based on the fair value of the goods and services or the fair value of the equity instrument at the time of issuance, whichever is more reliably determinable in accordance with FASB accounting guidance.
On October 31, 2008, the Company issued 4,053,700 shares of common stock to two executives, with a grant-date fair value of $2,107,924 which was recorded as stock-based compensation expense, a component of general and administrative expenses.
Loss per Common Share
Basic earnings per share amounts are computed by dividing net income or loss by the weighted average number of common shares outstanding during the period. Diluted earnings per share amounts are computed by dividing net income or loss by the weighted average number of common shares and dilutive common share equivalents outstanding during the period. Diluted earnings per share amounts assume the conversion, exercise, or issuance of all potential common stock instruments unless the effect is anti-dilutive, thereby reducing the loss or increasing the income per common share. For the years ended December 31, 2009 and 2008, the Company had potentially dilutive shares of approximately 5,798,502 and 3,680,000, respectively, which were not included in the computation of diluted earnings per share because their inclusion would have been anti-dilutive. For the years ended December 31, 2009 and 2008, basic and diluted per share amounts are the same, as the effect of common stock equivalents is anti-dilutive.
For the purposes of calculating the weighted average shares outstanding through October 31, 2008, the membership units of NYTEX Petroleum LLC were converted at a ratio of one membership unit to approximately 25,979 common shares. This conversion ratio is consistent with the ratio of conversion at which NYTEX Petroleum LLC membership units were converted to NYTEX Energy common stock on the date NYTEX Petroleum LLC was acquired by NYTEX Energy’s wholly owned subsidiary, NYTEX Petroleum.

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
Fair Value of Financial Instruments
The Company estimates the fair value of its financial instruments using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the Company’s estimates of fair value are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The estimated fair values of accounts receivable, accounts payable, and accrued liabilities approximate their carrying amounts due to the relatively short maturity of these instruments. The carrying value of debt approximates market value due to the expected short-term nature of the obligations, as well as the use of market interest rates relative to notes payable.
Recently Issued Accounting Pronouncements
In June 2009, the FASB issued a standard which established the FASB Accounting Standards Codification (“Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. The Codification was effective for financial statements issued for interim and annual periods ending after September 15, 2009, and was adopted by the Company in the quarter ending September 30, 2009. Adoption of this standard did not impact the Company’s consolidated financial statements.
In September 2006, the FASB issued new accounting guidance that defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. It does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements. However, on February 12, 2008, the FASB issued a staff position which delays the effective date of the new guidance for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). This staff position defers the effective date of the new guidance to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope of this staff position. The Company adopted the provisions of the new guidance as it relates to nonfinancial assets and liabilities effective January 1, 2009, and it did not have a significant effect on its consolidated financial position, results of operations or cash flows.
In April 2009, the FASB issued a staff position on interim disclosures of the fair value of financial instruments. The staff position, which was adopted by the Company as of the quarter ended June 30, 2009, expanded to include certain fair value disclosures for financial instruments on an interim basis that were previously required on an annual basis. It also requires entities to disclose the method(s) and significant assumptions used to estimate the fair value of financial instruments in financial statements on an interim basis and to highlight any changes in the methods and significant assumptions from prior periods. The Company’s adoption of this staff position did not have a material impact on its consolidated financial statements.
In December 2008, the Securities and Exchange Commission (“SEC”) released Final Rule, Modernization of Oil and Gas Reporting. The new disclosure requirements include provisions that permit the use of new technologies to determine proved reserves if those technologies have been demonstrated empirically to lead to reliable conclusions about reserves volumes. The new requirements also will allow companies to disclose their probable and possible reserves to investors. In addition, the new disclosure requirements require companies to: (a) report the independence and qualifications of its reserves preparer or auditor; (b) file reports when a third party is relied upon to prepare reserves estimates or conducts a reserves audit; and (c) report oil and gas reserves using an average price based upon the prior 12-month period rather than year-end prices. The new disclosure requirements are effective for financial statements for fiscal years ending on or after December 31, 2009. The Company has included the required disclosures in this report.

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
NOTE 3. OIL AND GAS PROPERTIES
Oil and gas properties consist of the following at December 31, 2009 and 2008:

	2009	2008
Proved properties	$1,133,370	$386,896
Accumulated depreciation, depletion and amortization - oil & gas properties	(87,997)	(10,986)

	$1,045,373	$375,910

Depreciation, depletion and amortization expense of oil and gas properties was $77,011 and $7,644 for the years ended December 31, 2009 and 2008, respectively.
NOTE 4. ASSET RETIREMENT OBLIGATION
The Company’s asset retirement obligation primarily represents the estimated present value of the amount it will incur to plug, abandon and remediate its producing properties at the end of their productive lives, in accordance with applicable state laws. The Company determines its asset retirement obligation by calculating the present value of estimated cash flows related to the liability. The following represents a reconciliation of the asset retirement obligations for the year ended December 31, 2009:

Asset retirement obligation, December 31, 2008	$—
Liability incurred upon acquiring and drilling wells	38,780
Liability settled upon plugging and abandoning wells	(25,549)
Accretion of discount	27,652

Asset retirement obligation, December 31, 2009	$40,883

NOTE 5. INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES
Supreme Vacuum provides oilfield fluid services in South Texas, specializing in drilling and production fluids handling, sales and storage. Beginning on August 26, 2008, the Company, through its wholly owned subsidiaries as well as NYTEX Petroleum’s predecessor entity NYTEX Petroleum LLC, made a series of equity investments in Supreme Vacuum, after which the Company maintained an approximate 71.18% ownership interest in Supreme Vacuum as of December 31, 2009. The total amount of these investments was $2,172,130.
However, contemporaneous with investments in Supreme Vacuum on December 30, 2008, Supreme Oilfield executed a voting trust agreement and has transferred sufficient shares such that the sellers and founding members of Supreme Vacuum would maintain the power to vote approximately 51% of the issued and outstanding shares of Supreme Vacuum until such time that personal guarantees of the founding members on certain debt liabilities incurred by Supreme Vacuum have been extinguished, giving the Company an effective Supreme Vacuum voting percentage of approximately 49%. Accordingly, by virtue of the shares transferred to the voting trust, the Company’s powers as a majority shareholder are restricted, with the powers to control Supreme Vacuum’s operations and assets remaining with the founding members. As such, the Company does not control Supreme Vacuum. Since a majority-owned subsidiary shall not be consolidated if control does not rest with the majority owner, the Company does not consolidate Supreme Vacuum and accounts for this investment under the equity method. Losses attributable to the Company’s interest in Supreme Vacuum were $828,169 and $80,598 for the years ended December 31, 2009 and 2008, respectively. The carrying value of the Company’s investment in Supreme Vacuum was $1,479,159 and $2,066,532 at December 31, 2009 and 2008, respectively.

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
Aggregated summarized financial information for the Company’s significant equity method unconsolidated subsidiary, Supreme Vacuum, is as follows:

	Years ended
	December 31,
	2009	2008
Operating results:
Service revenue	$2,780,613	$3,742,705
Operating expenses	3,666,556	3,819,556

Loss from operations	$(885,943)	$(76,851)
Net loss	$(1,170,122)	$(419,325)

	December 31,	December 31,
	2009	2008
Balance sheet:
Current assets	$668,506	$1,844,879
Non-current assets	4,078,930	4,556,601

Total assets	$4,747,436	$6,401,480

Current liabilities	$1,559,880	$2,074,897
Non-current liabilities	2,111,605	2,383,632

Total liabilities	3,671,485	4,458,529
Stockholders’ equity	1,075,951	1,942,951

Total liabilities and stockholders’ equity	$4,747,436	$6,401,480

Summarized financial information for the significant equity method investee is included for the periods in which the Company held an equity method ownership interest.
In addition, the Company owned a 14.31% and 5.22% ownership interest in Waterworks, LP (“Waterworks”), a salt-water disposal facility in Wise County, Texas, at December 31, 2009 and 2008, respectively. The Company has significant influence over the operations of Waterworks and is responsible for managing the interests of the limited partners. However, the Company does not control Waterworks and accordingly its investment in Waterworks is accounted for under the equity method. Losses attributable to the Company’s interest in Waterworks were $69,665 and $24,100 for the years ended December 31, 2009 and 2008, respectively. The carrying values of the Company’s investment in Waterworks at December 31, 2009 and 2008 were $0 and $26,665, respectively.
NOTE 6. LONG-TERM DEBT
In July 2009, the Company entered into various six-month bridge loan agreements (“Bridge Loans”) totaling $950,000, the proceeds of which were used for the acquisition of producing properties as well as operational and working capital purposes. Interest is payable at a rate of 25% per annum and is due at maturity. In addition, at maturity the Company will pay an accommodation fee in the form of 118,750 shares of common stock of NYTEX to the providers of the Bridge Loans. The Bridge Loans are secured by a producing oil and gas property in west Texas (the “Panhandle Field Producing Property”) purchased on August 1, 2009, its leasehold rights, and its production and equipment.

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
Subsequent to December 31, 2009, the Company executed letter agreements to extend the maturity dates and adjusted certain terms of the Bridge Loans, and also sold a majority of its working interest in the Panhandle Field Producing Property, as further discussed in Note 13.
For the years ended December 31, 2009 and 2008, interest expense related to the Bridge Loans totaled $157,739 and $0, respectively.
In addition, in October 2009 the Company purchased a truck for $15,400, financing $13,450 over 48 months with interest payable monthly at a rate of 7.25% per annum.
Long-term debt consisted of the following at December 31, 2009 (there was no long-term debt outstanding at December 31, 2008):

2009
Bridge Loans	$950,000
Note payable - truck	13,170

Total debt	963,170
Less current portion	953,363

Total long-term debt	$9,807

Future annual maturities of long-term debt at December 31, 2009 are as follows:

Year ended December 31,:
2010	$953,363
2011	3,363
2012	3,363
2013	3,081

Total	$963,170

NOTE 7. DEBT — RELATED PARTY
In March 2006, NYTEX Petroleum LLC entered into a $400,000 revolving credit facility (“Facility”) with one of its founding members to be used for operational and working capital needs. Effective with the execution of an amended letter agreement on August 25, 2008, the revolving nature of the Facility was terminated, with the then unpaid principal balance of $295,000 on the Facility effectively becoming a note payable to the founding member. The Facility continues to bear interest, to be paid monthly, at 6% per annum, be secured by the assets of NYTEX Petroleum LLC (now NYTEX Petroleum) and be personally guaranteed by NYTEX Petroleum LLC’s two founding members. Furthermore, effective with the execution of an amended letter agreement dated May 5, 2009, principal and any unpaid interest on the note payable to the founding member are to be paid in full upon completion of the Company’s $5,850,000 private placement of common stock, which had not occurred as of December 31, 2009. Subsequent to December 31, 2009, the Company further amended the Facility agreement, as discussed in Note 13.
As of December 31, 2009 and 2008, amounts outstanding under the Facility were $195,000 and $295,000, respectively. In addition, during the years ended December 31, 2009 and 2008, interest expense related to the Facility totaled $12,700 and $17,600, respectively.
NOTE 8. EQUITY
In August 2008, the Company, with NYTEX Petroleum LLC as agent, initiated a private placement of its common stock, offering 4,400,000 common shares at $1.00 per share along with a three-year warrant exercisable at $0.50 per share. Under

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
this private placement in 2008, the Company issued a total of 3,849,750 common shares for net cash proceeds of $3,645,000, along with warrants to purchase up to 3,680,000 shares of common stock. These warrants enable the holder to purchase shares of the Company’s common stock at an exercise price of $0.50 per share for a period of three (3) years from the effective date of the warrant. The stock warrants became effective and exercisable on February 17, 2009, and expire on February 17, 2012.
As of April 2009, the private placement offering was expanded to $5,850,000. During the year ended December 31, 2009, the Company issued a total of 2,121,502 common shares under this private placement for net cash proceeds of $2,107,002, along with warrants to purchase up to 2,118,502 shares of common stock. These warrants enable the holder to purchase shares of the Company’s common stock at an exercise price of $0.50 per share for a period of three (3) years from the effective date of the warrant.
A summary of the warrants granted during the years ended December 31, 2009 and 2008 is as follows:

		Weighted
		Average
	Warrants	Exercise Price
Oustanding at December 31, 2007	—	$—
Warrants issued	3,680,000	0.50
Warrants exercised	—	—

Oustanding at December 31, 2008	3,680,000	0.50
Warrants issued	2,118,502	0.50
Warrants exercised	—	—

Oustanding at December 31, 2009	5,798,502	$0.50

NOTE 9. INCOME TAXES
Prior to October 31, 2008, NYTEX Petroleum, through its predecessor NYTEX Petroleum LLC, was treated as a partnership for federal income tax purposes. Accordingly, no provision was made for federal income taxes since the Company’s net income or loss (subject to certain limitations) was allocated directly to its members. Effective with the merger of NYTEX Petroleum LLC into NYTEX Petroleum on October 31, 2008, NYTEX Petroleum is treated as a C Corporation for federal and state income tax purposes.
For the years ended December 31, 2009 and 2008, the Company had net losses of $3,357,496 and $3,348,996,respectively. No benefit or provision for income taxes has been recorded due to the uncertainty of the realization of any tax assets. At December 31, 2009, the Company has accumulated net operating losses totaling $4,504,630. The net operating loss carryforwards will begin to expire in 2028 if not utilized. The Company has recorded net losses in each year since inception and through December 31, 2009. Based upon all available objective evidence, including the Company’s loss history, management believes it is more likely than not that the net deferred assets will not be fully realized. Therefore, the Company has provided a valuation allowance against its deferred tax assets at December 31, 2009 and 2008.

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
Deferred income taxes represent the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts reported for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities at December 31, 2009 and 2008 are as follows:

	December 31,
	2009	2008
Deferred tax assets:
Net operating loss carryforward	$1,361,839	$699,738
Impairment of oil & gas properties	219,876	—
Accretion expense	13,900	—
Deferred revenue	15,866	—
Valuation allowance	(1,455,496)	(598,521)

Total deferred tax assets	155,985	101,217

Deferred tax liabilities:
Oil and gas properties	(140,379)	(97,381)
Property and equipment	(15,606)	(3,836)

Total deferred tax liabilities	(155,985)	(101,217)

Net deferred tax asset	$—	$—

Income tax benefit for the years ended December 31, 2009 and 2008 differs from the “expected” federal income tax benefit for that year, computed by applying the statutory U.S. federal corporate tax rate of 34% to pre-tax loss, as a result of the following:

	December 31,
	2009	2008
Computed “expected” tax benefit	$(1,141,549)	$(1,138,659)
Income or loss of limited liability company not subject to federal income taxes	—	(102,509)
Stock-based compensation	—	612,000
Equity in earnings of affiliate	281,577	27,403
Other	2,997	3,244
Change in valuation allowance	856,975	598,521

Income tax benefit	$—	$—

NOTE 10. COMMITMENTS AND CONTINGENCIES
Leases
The Company leases office space and certain equipment under non-cancelable operating leases which provide for minimum annual rentals. Future minimum obligations under these lease agreements at December 31, 2009 are as follows:

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008

Years ending December 31,
2010	$59,976
2011	36,601
2012	11,886

$108,463

Rent expense for office space for the years ended December 31, 2009 and 2008 was $60,113 and $40,250, respectively.
Litigation
The Company may become involved from time to time in litigation on various matters, which are routine to the conduct of its business. The Company believes that none of these actions, individually or in the aggregate, will have a material adverse effect on its financial position or income, although any adverse decision in these cases, or the costs of defending or settling such claims, could have a material adverse effect on the Company’s financial position, income and cash flows.
Environmental
The Company is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a non-capital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated.
NOTE 11. ACQUISITIONS
In August 2009, the Company acquired a 75% working interest in the Panhandle Field Producing Property for consideration consisting of $700,000 cash, which was financed by a part of the $950,000 borrowed under six-month Bridge Loans. The Panhandle Field Producing Property assets encompass producing oil and gas leaseholds consisting of 18 wells on 320 acres in the Texas panhandle. Effective with the acquisition, NYTEX became the operator of record in actively managing the production and project development plans.
Under the purchase method of accounting, the total purchase price was allocated to the net tangible and intangible assets acquired and liabilities assumed, based on various estimates of their respective fair values. The allocation of the purchase price was determined utilizing recognized valuation techniques and was based upon estimates and assumptions that are subject to change within the purchase price allocation period. The purchase price allocation for the Panhandle Field Producing Property acquisition is as follows:

Lease and well equipment	$41,000
Proved properties	672,231

Total assets acquired	713,231

Asset retirement obligation	13,231

Total liabilities assumed	13,231

Net assets acquired	$700,000

The results of operations for the Panhandle Field Producing Property have been included in the Company’s results of operations since the date of acquisition. The following unaudited pro forma financial information presents the Company’s results of operations for the years ended December 31, 2009 and 2008, as if the Panhandle Field Producing Property acquisition had occurred at the beginning of each respective period.

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008

	Years ended
	December 31,
	2009	2008
Total revenues	$678,047	$1,426,423

Net loss	$(3,336,731)	$(3,204,683)

Net loss per share, basic and diluted	$(0.09)	$(0.10)

Weighted average shares outstanding	37,377,951	31,274,901

The above unaudited pro forma financial information includes adjustments for depreciation and depletion, along with interest expense related to the Bridge Loans. In management’s opinion, the unaudited pro forma combined results of operations are not necessarily indicative of the actual results that would have occurred had the acquisition been consummated at the beginning of 2008 or 2009 nor are they indicative of future operations of the combined companies.
Subsequent to December 31, 2009, the Company sold a majority of its working interest in the Panhandle Field Producing Property, as further discussed in Note 13.
NOTE 12. RELATED PARTY TRANSACTIONS
Certain entities are affiliated with the Company through common ownership. The amounts payable to related parties were $5,850 and $0 at December 31, 2009 and 2008, respectively. The Company also maintained a credit facility with one of the founding members of NYTEX Petroleum LLC (see discussion in Note 7).
NOTE 13. SUBSEQUENT EVENTS
Subsequent to December 31, 2009, the private placement offering was expanded to $8,000,000. From January 1, 2010 through May 26, 2010, the Company issued 137,400 shares of common stock to investors in exchange for cash proceeds of $136,100 as a part of the Company’s private placement subscription agreement. In conjunction with the issuance of common stock, the Company issued warrants to purchase up to 137,400 shares of common stock at an exercise price of $0.50 per share.
In addition, effective January 31, 2010 when the Bridge Loans became due, the Company issued 118,750 shares of common stock to the providers of the Bridge Loans. Also effective upon maturity, the Bridge Loan holders executed letter agreements with the Company extending the maturity date of principal and interest up to an additional six months to July 29, 2010, with no penalties for prepayment. Interest is payable at rates of 25% and 18% per annum on original Bridge Loan principal of $200,000 and $750,000, respectively.
From January through May 26, 2010, the Company sold a total 42.30% share of its working interest in the Panhandle Field Producing Property for $828,317 in cash. The Company utilized the sale proceeds to repay $267,767 of Bridge Loan principal and $25,000 of Bridge Loan interest, with the remaining proceeds applied towards general working capital purposes. Also during this period, the Company transferred a 3.03% share of its working interest in the Panhandle Field Producing Property in exchange for the reduction of Bridge Loan principal of $62,388. As of May 26, 2010, the Company owed $619,845 of principal and approximately $132,000 of interest on the Bridge Loans and maintained a 29.67% working interest in the Panhandle Field Producing Property.
On February 18, 2010, the letter agreement pursuant to the note payable to the founding member was further amended,

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
requiring monthly principal payments of $3,000 plus interest for eighteen months beginning March 1, 2010 and ending September 1, 2011. At the end of the eighteen month period, the remaining principal balance and any unpaid interest are due in a lump sum. There is no penalty for early payment of principal. In addition, upon reaching a total of $6,000,000 in proceeds under the private placement offering, five percent (5%) of any funds raised above $6,000,000 will be paid as additional principal at the end of each quarter until such time that the note is paid in full. The principal balance on the note at February 18, 2010 was $195,000.
NOTE 14. SUPPLEMENTAL OIL AND GAS DATA (UNAUDITED)
The following tables set forth supplementary disclosures for oil and gas producing activities in accordance with FASB accounting guidance.
Costs Incurred
A summary of costs incurred in oil and gas property acquisition, development, and exploration activities (both capitalized and charged to expense) for the years ended December 31, 2009 and 2008, is as follows:

	2009	2008
Acquisition of proved properties	$714,995	$96,400

Development costs	$178,953	$694,001

Exploration costs	$47,744	$188,679

Results of Operations for Producing Activities
The following table presents the results of operations for the Company’s oil and gas producing activities for the years ended December 31, 2009 and 2008:

	2009	2008
Revenues	$206,026	$43,233
Production costs	(284,149)	(29,224)
Exploration expenses	(47,744)	(188,679)
Depreciation, depletion, and valuation provisions	(224,485)	(506,863)

	(350,352)	(681,533)
Income tax expenses	—	—

Results of operations from producing activities	$(350,352)	$(681,533)

Reserve Quantity Information
The following table presents the Company’s estimate of its proved oil and gas reserves, all of which are located in the United States. Reserves analysis and estimates were generated internally by NYTEX’s staff petroleum engineer who also served as the Vice President of Exploration & Production for the Company. Such estimates have been prepared in accordance with guidelines established by the SEC.
Proved reserves are the estimated quantities that geologic and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. The acquisition of the Panhandle Field Producing Property in August 2009 resulted in a significant increase in

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
proved reserves. Proved developed reserves are the quantities expected to be recovered through existing wells with existing equipment and operating methods. Due to the inherent uncertainties and the limited nature of reservoir data, such estimates are subject to change as additional information becomes available. The reserves actually recovered and the timing of production of these reserves may be substantially different from the original estimate. Revisions result primarily from new information obtained from development drilling and production history, and changes in economic factors. Oil reserves, which include condensate and natural gas liquids, are stated in barrels and gas reserves are stated in thousands of cubic feet.
The Company’s proved reserves are summarized in the table below.

	Oil	Gas
	(Bbls)	(MCF)
Proved developed and undeveloped reserves:
Balance at December 31, 2007	—	—
Purchase of minerals in place	5,100	155,310
Production	(160)	(220)

Balance at December 31, 2008	4,940	155,090
Revisions of previous estimates	(10,150)	65,282
Purchase of minerals in place	129,730	239,990
Production	(1,610)	(6,702)

Balance at December 31, 2009	122,910	453,660

Proved developed reserves:
December 31, 2008	2,200	155,090
December 31, 2009	121,620	453,660

Proved undeveloped reserves:
December 31, 2008	2,740	—
December 31, 2009	1,290	—

Total Reserves 2009:	122,910	453,660

Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Relating to Proved Oil and Gas Reserves
The following table, which presents a standardized measure of discounted future net cash flows (“standardized measure”) and changes in such cash flows, is presented pursuant to FASB accounting guidance. In computing this data, assumptions other than those required by the FASB could produce different results. Accordingly, the standardized measure should not be construed as being representative of management’s estimate of the Company’s future cash flows or the value of the Company’s proved oil and gas reserves. Probable and possible reserves, which may become proved in the future, are excluded from the calculations. Furthermore, prices used to determine the standardized measure of discounted cash flows are influenced by seasonal demand and other factors and may not be the most representative in estimating future revenues or reserve data.
Effective for year-end 2009, SEC reporting rules require that year-end reserve calculations and future cash inflows be based on the average market prices for sales of oil and gas on the first calendar day of each month during the year. The average prices used for 2009 under these new rules were $61.08 per Bbl for oil and $4.24 per Mcf for natural gas. For 2008, future cash inflows were computed by applying year-end prices of oil and natural gas to year-end quantities of proved oil and natural gas reserves. Prices used in computing year-end 2008 future cash inflows were $44.60 for oil and $5.87 for natural gas. Future price changes were considered only to the extent provided by contractual arrangements in existence at year end. Future development and production costs were computed by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of the year, based on year-end costs. Future income tax expenses were computed by applying the year-end statutory tax rate, with consideration of future tax rates already legislated as well as tax credits and allowances relating to the Company’s proved oil and gas reserves, to the future pre-tax net cash flows relating to the Company’s proved oil and gas reserves.

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
The standardized measure of the Company’s proved oil and gas reserves at December 31, 2009 and 2008, which represents the present value of estimated future cash flows using a discount rate of 10% a year, follows:

	2009	2008
Future cash inflows	$9,386,770	$1,121,350
Future production and development costs	(4,233,130)	(603,960)
Future income taxes	(1,122,580)	—

Future net cash flows	4,031,060	517,390
10% annual discount for estimated timing of cash flows	(1,297,540)	(138,340)

Standardized measure of discounted net cash flows	$2,733,520	$379,050

Changes in the standardized measure of the Company’s proved oil and gas reserves for the years ended December 31, 2009 and 2008 were as follows:

	2009	2008
Beginning of year	$379,050	$—
Sales of oil and gas produced, net of operating costs	78,123	(2,135)
Net change in prices and production costs	(1,204,160)	(183,795)
Purchases and sales of minerals in place	3,126,030	437,820
Estimated future development costs	118,870	—
Revisions of previous estimates	(445,173)	—
Accretion of discount	373,240	66,070
Net change in income taxes	307,540	61,090

End of year	$2,733,520	$379,050

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

March 31,
2010
(unaudited)
Assets
Current assets:
Accounts receivable	$76,082

Total current assets	76,082
Property and equipment - at cost, successful efforts method:
Proved properties	866,900
Other	50,055

916,955
Less accumulated depreciation, depletion and amortization	(120,094)

Property and equipment, net	796,861
Other assets:
Investments in unconsolidated subsidiaries	1,463,066
Deposits and other	56,883

Total other assets	1,519,949

Total assets	$2,392,892

Liabilities and stockholders’ equity
Current liabilities:
Bank overdraft	$21,164
Accounts payable	388,666
Accrued expenses	180,079
Revenues payable	31,359
Wells in progress	321,518
Deferred revenue	46,665
Long-term debt - current portion	753,077
Debt - related party - current portion	36,000

Total current liabilities	1,778,528

Other liabilities:
Long-term debt	9,358
Debt - related party	156,000
Asset retirement obligations	27,449

Total other liabilities	192,807

Total liabilities	1,971,335

Commitments and contingencies (Note 10)

Stockholders’ equity:
Common stock, $0.001 par value; 200,000,000 shares authorized; 38,464,396 shares issued and outstanding	38,464
Additional paid-in capital	7,978,199
Accumulated deficit	(7,595,106)

Total stockholders’ equity	421,557

Total liabilities and stockholders’ equity	$2,392,892

The accompanying notes are an integral part of these consolidated financial statements.

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended
	March 31,
	2010	2009
	(unaudited)	(unaudited)
Revenues:
Administration fees	$6,900	$190,459
Crude oil & natural gas sales	63,798	4,055
Accounting service fees	17,075	24,275
Other	974	4,636

Total revenues	88,747	223,425

Operating expenses:
Lease operating expenses	42,652	10,810
Depletion and depreciation	14,674	7,029
General and administrative expenses	452,273	575,754
Gain on sale of assets	(293,970)	—

Total operating expenses	215,629	593,593

Loss from operations	(126,882)	(370,168)

Other income (expense):
Interest income	2	462
Interest expense	(56,054)	—
Interest expense - related party	(2,925)	(3,925)
Equity in loss of unconsolidated subsidiaries	(116,093)	(105,714)

Total other income (expense)	(175,070)	(109,177)

Net loss	$(301,952)	$(479,345)

Net loss per share, basic and diluted	$(0.01)	$(0.01)

Weighted average shares outstanding	38,399,108	36,485,554

The accompanying notes are an integral part of these consolidated financial statements.

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

			Additional
	Common stock		paid-in	Accumulated
	Shares	Amounts	capital	deficit	Total
Balance at December 31, 2009	38,258,246	38,258	7,892,305	(7,293,154)	637,409
Issuance of common stock and warrants for cash	87,400	87	86,013	—	86,100
Shares issued at maturity of debt	118,750	119	(119)	—	—
Net loss	—	—	—	(301,952)	(301,952)

Balance at March 31, 2010 (unaudited)	38,464,396	$38,464	$7,978,199	$(7,595,106)	$421,557

The accompanying notes are an integral part of these consolidated financial statements.

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS

	Three months ended
	March 31,
	2010	2009
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net loss	$(301,952)	$(479,345)
Adjustments to reconcile net loss to net cash used in operating activities:
Depletion and depreciation	14,674	7,029
Equity in loss of unconsolidated subsidiaries	116,093	105,714
Accretion of discount on asset retirement obligations	1,355	—
Amortization of debt issuance costs	11,757	—
Gain on sale of assets	(293,970)	—
Change in operating assets and liabilities:
(Increase) decrease in accounts receivable	6,042	13,683
Increase (decrease) in accounts payable and accrued expenses	(58,055)	133,057
Increase (decrease) in accrued expenses - related party	(5,850)	—
Increase (decrease) in other liabilities	107,515	(208,824)

Net cash used in operating activities	(402,391)	(428,686)
Cash flows from investing activities:
Investments in oil and gas properties	(719)	(148,224)
Proceeds from sale of oil and gas properties	481,445	—
Investments in unconsolidated subsidiaries	(100,000)	(70,049)

Net cash provided by (used in) investing activities	380,726	(218,273)
Cash flows from financing activities:
Proceeds from the issuance of common stock and warrants	86,100	605,000
Payments on debt - related party	(3,000)	(100,000)
Payments on notes payable	(100,735)	—
Bank overdraft	21,164	—

Net cash provided by financing activities	3,529	505,000

Net decrease in cash and cash equivalents	(18,136)	(141,959)
Cash and cash equivalents at beginning of period	18,136	300,084

Cash and cash equivalents at end of period	$—	$158,125

Supplemental disclosures of cash flow information:
Total cash paid for interest	$8,039	$3,925

Cash paid for interest - related party	$7,800	$3,925

Supplemental disclosure of non-cash information:
Exchange of working interest in oil and gas properties to retire debt	$62,388	$—

Exchange of wells in progress funds to retire debt	$37,612	$—

Exchange of wells in progress funds to satisfy accrued interest	$12,500	$—

The accompanying notes are an integral part of these consolidated financial statements.

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1. NATURE OF BUSINESS AND LIQUIDITY
NYTEX Energy Holdings, Inc. (“NYTEX Energy”) is an energy holding company consisting of two wholly owned subsidiaries: NYTEX Petroleum, Inc. (“NYTEX Petroleum”), an exploration and production company concentrating on the acquisition and development of oil and natural gas reserves, and Supreme Oilfield Services, Inc. (“Supreme Oilfield”), a holding company for the Company’s investment in Supreme Vacuum Services, Inc. (“Supreme Vacuum”). NYTEX Energy and subsidiaries are collectively referred to herein as the “Company”.
The consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. These financial statements include the accounts of NYTEX Energy and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. In the opinion of management, the financial statements reflect all adjustments that are necessary for a fair presentation of the financial position, results of operations, and cash flows for the interim periods presented. This includes normal and recurring adjustments.
Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been omitted pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Accordingly, these financial statements should be read in conjunction with the audited consolidated financial statements and related notes thereto for the year ended December 31, 2009.
The consolidated results of operations for the three month period ended March 31, 2010 are not necessarily indicative of the results to be expected for the full year.
Liquidity
During the three months ended March 31, 2010, the Company incurred a net loss of $301,952 and used cash in operations of $402,391. Additionally, at March 31, 2010 current liabilities totaling $1,778,528 exceeded current assets totaling $76,082. Funding needs of the Company have historically been provided by proceeds from equity funding, however, there can be no assurance that such funds, if needed, will be available in the future. During the three months ended March 31, 2010, the Company received gross cash proceeds from the sale of its common stock of $86,100, along with $481,445 from the sale of oil and gas properties. These proceeds were used to repay debt and for general working capital purposes.
Currently, the Company does not have an established source of revenues sufficient to cover its operating costs. The Company cannot be certain that its existing sources of cash will be adequate to meet its liquidity requirements. To meet its present and future liquidity requirements, the Company will continue to seek additional funding through private placements, as well as conversion of outstanding payables into common stock and collections on accounts receivable. There can be no assurance that the Company will be successful in obtaining more debt and/or equity financing in the future or that its results of operations will materially improve in either the short-term or the long-term. If the Company fails to obtain such financing and improve its results of operations, it will be unable to meet its obligations as they become due.
NOTE 2. SIGNIFICANT ACCOUNTING POLICIES
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. On an ongoing basis, the Company reviews its estimates based on information that is currently available. Changes in facts and

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
circumstances may cause the Company to revise its estimates. The most significant estimates relate to revenue recognition, depreciation, depletion and amortization, and the assessment of impairment of long-lived assets and oil and gas properties. Actual results could differ from estimates under different assumptions and conditions, and such results may affect income, financial position or cash flows.
Oil and Gas Properties
The Company follows the successful efforts method of accounting for oil and gas exploration and development costs. Under this method of accounting, all property acquisition costs and costs of exploratory wells are capitalized when incurred, pending determination of whether additional proved reserves are found. If an exploratory well does not find additional reserves, the costs of drilling the well are charged to expense. The costs of development wells, whether productive or nonproductive, are capitalized.
Geological and geophysical costs on exploratory prospects and the costs of carrying and retaining unproved properties are expensed as incurred.
Investments in Unconsolidated Subsidiaries
The Company utilizes the equity method to account for investments in unconsolidated subsidiaries for which the Company has the ability to exercise significant influence over operating and financial policies. The Company records equity method investments at cost and adjusts for the Company’s proportionate share of net earnings or losses of the unconsolidated subsidiaries. The Company records losses in its unconsolidated subsidiaries up to the amount of the investment plus advances and loans made to the unconsolidated subsidiaries and financial guarantees made on behalf of the unconsolidated subsidiaries.
Loss per Common Share
Basic earnings per share amounts are computed by dividing net income or loss by the weighted average number of common shares outstanding during the period. Diluted earnings per share amounts are computed by dividing net income or loss by the weighted average number of common shares and dilutive common share equivalents outstanding during the period. Diluted earnings per share amounts assume the conversion, exercise, or issuance of all potential common stock instruments unless the effect is anti-dilutive, thereby reducing the loss or increasing the income per common share. For the three months ended March 31, 2010 and 2009, the Company had potentially dilutive shares of approximately 5,885,902 and 4,286,000, respectively, which were not included in the computation of diluted earnings per share because their inclusion would have been anti-dilutive. For the three months ended March 31, 2010 and 2009, basic and diluted per share amounts are the same, as the effect of common stock equivalents is anti-dilutive.
Fair Value of Financial Instruments
The Company estimates the fair value of its financial instruments using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the Company’s estimates of fair value are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The estimated fair values of accounts receivable, accounts payable, and accrued expenses approximate their carrying amounts due to the relatively short maturity of these instruments. The carrying value of debt approximates market value due to the expected short-term nature of the obligations, as well as the use of market interest rates relative to notes payable.
Recently Issued Accounting Pronouncements
In January 2010, the FASB issued Accounting Standards Update (ASU) No. 2010-03, Extractive Industries — Oil and Gas, (Topic 932): Oil and Gas Reserve Estimation and Disclosure, which aligned U.S. GAAP with Securities

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
and Exchange Commission (“SEC”) updated reporting and disclosure requirements for energy companies that went into effect on January 1, 2010, effective for annual reporting periods ending on or after December 31, 2009. The Company included the required disclosures in the Notes to the Consolidated Financial Statements for the year ended December 31, 2009 contained elsewhere within this filing under the guidance of the Modernization of Oil and Gas Reporting update issued by the SEC in December 2008.
NOTE 3. OIL AND GAS PROPERTIES
Oil and gas properties consist of the following at March 31, 2010:

Proved properties	$866,900
Accumulated depreciation, depletion and amortization - oil & gas properties	(97,040)

$769,860

Depreciation, depletion and amortization expense of oil and gas properties was $12,589 and $5,733 for the three months ended March 31, 2010 and 2009, respectively.
NOTE 4. ASSET RETIREMENT OBLIGATIONS
The Company’s asset retirement obligations primarily represent the estimated present value of the amount it will incur to plug, abandon and remediate its producing properties at the end of their productive lives, in accordance with applicable state laws. The Company determines its asset retirement obligations by calculating the present value of estimated cash flows related to the liability. The following represents a reconciliation of the asset retirement obligations for the three months ended March 31, 2010:

Asset retirement obligation, December 31, 2009	$40,883
Liability extinguished upon sale of oil and gas properties	(14,789)
Accretion of discount	1,355

Asset retirement obligation, March 31, 2010	$27,449

NOTE 5. INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES
Supreme Vacuum provides oilfield fluid services in South Texas, specializing in drilling and production fluids handling, sales and storage. Beginning on August 26, 2008, the Company, through its wholly owned subsidiaries as well as NYTEX Petroleum’s predecessor entity NYTEX Petroleum LLC, made a series of equity investments in Supreme Vacuum, after which the Company maintained an approximate 71.18% ownership interest in Supreme Vacuum as of March 31, 2010. The total amount of these investments was $2,172,130.
However, contemporaneous with investments in Supreme Vacuum on December 30, 2008, Supreme Oilfield executed a voting trust agreement and has transferred sufficient shares such that the sellers and founding members of Supreme Vacuum would maintain the power to vote approximately 51% of the issued and outstanding shares of Supreme Vacuum until such time that personal guarantees of the founding members on certain debt liabilities incurred by Supreme Vacuum have been extinguished, giving the Company an effective Supreme Vacuum voting percentage of approximately 49%. Accordingly, by virtue of the shares transferred to the voting trust, the Company’s powers as a majority shareholder are restricted, with the powers to control Supreme Vacuum’s operations and assets remaining with the founding members. As such, the Company does not control Supreme Vacuum. Since a majority-owned subsidiary shall not be consolidated if control does not rest with the majority owner, the Company therefore does not consolidate Supreme Vacuum and accounts for this investment under the equity method. Losses attributable to the Company’s interest in Supreme Vacuum were $116,093 and $107,290 for

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
the three months ended March 31, 2010 and 2009, respectively. The carrying value of the Company’s investment in Supreme Vacuum was $1,463,066 at March 31, 2010.
Aggregated summarized financial information for the Company’s significant equity method unconsolidated subsidiary, Supreme Vacuum, is as follows:

Three months
ended
March 31,
2010
Operating results:
Service revenue	$887,280
Operating expenses	972,409

Loss from operations	$(85,129)
Net loss	$(163,098)

March 31,
2010
Balance sheet:
Current assets	$740,220
Non-current assets	3,920,593

Total assets	$4,660,813

Current liabilities	$1,706,771
Non-current liabilities	1,900,699

Total liabilities	3,607,470
Stockholders’ equity	1,053,343

Total liabilities and stockholders’ equity	$4,660,813

Summarized financial information for the significant equity method investee is included for the periods in which the Company held an equity method ownership interest.
In addition, the Company owned a 14.31% ownership interest in Waterworks, LP (“Waterworks”), a salt-water disposal facility in Wise County, Texas, at March 31, 2010. The Company has significant influence over the operations of Waterworks and is responsible for managing the interests of the limited partners. However, the Company does not control Waterworks and accordingly its investment in Waterworks is accounted for under the equity method. Income attributable to the Company’s interest in Waterworks was $0 and $1,576 for the three months ended March 31, 2010 and 2009, respectively. The carrying value of the Company’s investment in Waterworks at March 31, 2010 was $0.
NOTE 6. LONG-TERM DEBT
In July 2009, the Company entered into various six-month bridge loan agreements (“Bridge Loans”) totaling $950,000, the proceeds of which were used for the acquisition of producing properties as well as operational and working capital purposes. Interest was payable at a rate of 25% per annum and was due at maturity on January 31, 2010. The Bridge Loans are secured by a producing oil and gas property in west Texas (the “Panhandle Field Producing Property”) purchased on August 1, 2009, its leasehold rights, and its production and equipment.

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Effective upon maturity, the Bridge Loan holders executed letter agreements with the Company extending the maturity date of principal and interest up to an additional six months to July 29, 2010, with no penalties for prepayment. Interest is payable at rates of 25% and 18% per annum on original Bridge Loan principal of $200,000 and $750,000, respectively. As of March 31, 2010, the Company owed $750,000 of principal (comprised of $100,000 at 25% and $650,000 at 18%) and $130,517 of interest on the Bridge Loans.
From January through March 2010, the Company sold a total 25.43% share of its working interest in the Panhandle Field Producing Property for $481,445 in cash. The Company utilized the sale proceeds to repay $100,000 of Bridge Loan principal, with the remaining proceeds applied towards general working capital purposes. Also during this period, the Company transferred a 3.03% share of its working interest in the Panhandle Field Producing Property in exchange for the reduction of Bridge Loan principal of $62,388; as part of this same transaction, the Bridge Loan holder contributed their share of development funds for the recently acquired 3.03% working interest in the Panhandle Field Producing Property via reductions of amounts due them from the Company for Bridge Loan principal and accrued interest of $37,612 and $12,500, respectively. As of March 31, 2010, the Company maintained a 46.54% working interest in the Panhandle Field Producing Property.
Subsequent to March 31, 2010, the Company sold additional shares of its working interest in the Panhandle Field Producing Property, as further discussed in Note 11.
For the three months ended March 31, 2010 and 2009, interest expense related to the Bridge Loans totaled $55,814 and $0, respectively.
In addition, in October 2009 the Company purchased a truck for $15,400, financing $13,450 over 48 months with interest payable monthly at a rate of 7.25% per annum.
Long-term debt consisted of the following at March 31, 2010:

Bridge Loans	$750,000
Note payable - truck	12,435

Total debt	762,435
Less current portion	753,077

Total long-term debt	$9,358

NOTE 7. DEBT — RELATED PARTY
In March 2006, NYTEX Petroleum LLC entered into a $400,000 revolving credit facility (“Facility”) with one of its founding members to be used for operational and working capital needs. Effective with the execution of an amended letter agreement on August 25, 2008, the revolving nature of the Facility was terminated, with the then unpaid principal balance of $295,000 on the Facility effectively becoming a note payable to the founding member. The Facility continued to bear interest, to be paid monthly, at 6% per annum, be secured by the assets of NYTEX Petroleum LLC (now NYTEX Petroleum) and be personally guaranteed by NYTEX Petroleum LLC’s two founding members. Furthermore, effective with the execution of an amended letter agreement dated May 5, 2009, principal and any unpaid interest on the note payable to the founding member are to be paid in full upon completion of the Company’s $5,850,000 private placement of common stock, which had not occurred as of February 18, 2010. At that time the letter agreement was further amended, requiring monthly principal payments of $3,000 plus interest for eighteen months beginning March 1, 2010 and ending September 1, 2011. At the end of the eighteen-month period, the remaining principal balance and any unpaid interest are due in a lump sum. There is no penalty for early payment of principal. In addition, upon reaching a total of $6,000,000 in proceeds under the private placement offering, five percent (5%) of any funds raised above $6,000,000 will be paid as additional principal at the end of each quarter until such time that the note is paid in full.

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of March 31, 2010, the amount outstanding under the Facility was $192,000. In addition, during the three months ended March 31, 2010 and 2009, interest expense related to the Facility totaled $2,925 and $3,925, respectively.
NOTE 8. EQUITY
In August 2008, the Company, with NYTEX Petroleum LLC as agent, initiated a private placement of its common stock, offering 4,400,000 common shares at $1.00 per share along with a three-year warrant exercisable at $0.50 per share. As of April 2009, the private placement offering was expanded to $5,850,000 and was further expanded to $8,000,000 in February 2010. During the three months ended March 31, 2010, the Company issued a total of 87,400 common shares under this private placement for net cash proceeds of $86,100, along with warrants to purchase up to 87,400 shares of common stock. These warrants enable the holder to purchase shares of the Company’s common stock at an exercise price of $0.50 per share for a period of three (3) years from the effective date of the warrant.
In addition, effective January 31, 2010 when the Bridge Loans became due, the Company paid an accommodation fee in the form of 118,750 shares of common stock to the providers of the Bridge Loans.
A summary of the warrants granted during the three months ended March 31, 2010 is as follows:

		Weighted
		Average
	Warrants	Exercise Price
Oustanding at December 31, 2009	5,798,502	$0.50
Warrants issued	87,400	0.50
Warrants exercised	—	—

Oustanding at March 31, 2010	5,885,902	$0.50

NOTE 9. INCOME TAXES
For the three months ended March 31, 2010 and 2009, the Company had net losses of $301,952 and $479,345, respectively. No benefit or provision for income taxes has been recorded due to the uncertainty of the realization of any tax assets. At December 31, 2009, the Company has accumulated net operating losses totaling $4,504,630. The net operating loss carryforwards will begin to expire in 2028 if not utilized. The Company has recorded net losses in each year since inception and through March 31, 2010. Based upon all available objective evidence, including the Company’s loss history, management believes it is more likely than not that the net deferred assets will not be fully realized. Therefore, the Company has provided a valuation allowance against its deferred tax assets at March 31, 2010.
NOTE 10. COMMITMENTS AND CONTINGENCIES
Litigation
The Company may become involved from time to time in litigation on various matters, which are routine to the conduct of its business. The Company believes that none of these actions, individually or in the aggregate, will have a material adverse effect on its financial position or income, although any adverse decision in these cases, or the costs of defending or settling such claims, could have a material adverse effect on the Company’s financial position, income and cash flows.

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Environmental
The Company is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a non-capital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated.
NOTE 11. SUBSEQUENT EVENTS
From April through May 26, 2010, the Company issued 50,000 shares of common stock to investors in exchange for cash proceeds of $50,000 as a part of the Company’s private placement subscription agreement. In conjunction with the issuance of common stock, the Company will issue warrants to purchase up to 50,000 shares of common stock at an exercise price of $0.50 per share.
In addition, from April through May 26, 2010, the Company sold a total 16.87% share of its working interest in the Panhandle Field Producing Property for $346,872 in cash. The Company utilized the sale proceeds to repay $130,155 of Bridge Loan principal and $12,500 of Bridge Loan interest, with the remaining proceeds applied towards general working capital purposes. As of May 26, 2010, the Company owed $619,845 of principal and approximately $132,000 of interest on the Bridge Loans that mature on July 29, 2010, and maintained a 29.67% working interest in the Panhandle Field Producing Property.
On May 19, 2010, NYTEX Petroleum entered into an oil containment rental agreement (“Simpson Agreement”) with Simpson Environmental Resources, Inc. (“Simpson”) to rent segments of oil containment boom (“Boom”) to Simpson to be used in the Gulf of Mexico waters to contain the BP Global oil spill under Simpson’s master service or rental agreements with general contractors of BP Global, state governments or other entities. NYTEX Petroleum has also entered into binding agreements for the manufacture and delivery of Boom to Simpson, such commitments totaling $1,484,778 as of June 1, 2010. Under the Simpson Agreement, Simpson will pay NYTEX Petroleum 100% of the rental payment amounts Simpson collects from the general contractors (“Contractor Payments”) for the Boom until such time that NYTEX Petroleum has recovered 100% of its cost of the delivered Boom from said rental payments (referred to as “Payout”). After Payout is achieved, subsequent Contractor Payments will be split 50% to Simpson and 50% to NYTEX Petroleum for the remaining period that the Boom is in service under such rental contracts.
To fund the purchases of Boom, NYTEX Petroleum entered into agreements with outside participants (“Participant Agreements”) to purchase Boom and rent it pursuant to the terms of the Simpson Agreement. The Participant Agreements provide for the participant to receive 100% of the Contractor Payments remitted by Simpson to NYTEX Petroleum until such time that the participant has recovered 100% of their cost of the delivered boom (referred to as “Participant Payout”). After Participant Payout is achieved, subsequent Contractor Payments received by Simpson and remitted to NYTEX Petroleum will be split as follows: 60% to the participant, 20% to NYTEX Petroleum, and 20% to DMBC, Inc. who facilitated the transaction. As of June 1, 2010, NYTEX Petroleum has received $1,540,625 from participants, and has made payments towards Boom purchases totaling $1,419,153.